                                                                    Exhibit 10


--------------------------------------------------------------------------------


                          PLAN AND AGREEMENT OF MERGER

                                       OF

                                   ITEQ, INC.

                                      AND

                      ASTROTECH INTERNATIONAL CORPORATION


                                 ----------

                           DATED AS OF JUNE 30, 1997


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                   ARTICLE I

                                     MERGER  . . . . . . . . . . . . .  2
1.1.    Surviving Corporation  . . . . . . . . . . . . . . . . . . . .  2
1.2.    Stockholder Approval.  . . . . . . . . . . . . . . . . . . . .  2
1.3.    Effective Date.  . . . . . . . . . . . . . . . . . . . . . . .  2
1.4.    Name and Continued Corporate Existence of Surviving
        Corporation  . . . . . . . . . . . . . . . . . . . . . . . . .  2
        1.4.1.    Name and Existence.  . . . . . . . . . . . . . . . .  2
        1.4.2.    Federal Income Tax Treatment of Merger.  . . . . . .  2
1.5.    Governing Law and Certificate of Incorporation of Surviving
        Corporation  . . . . . . . . . . . . . . . . . . . . . . . . .  2
1.6.    Bylaws of Surviving Corporation  . . . . . . . . . . . . . . .  3
1.7.    Directors of Surviving Corporation   . . . . . . . . . . . . .  3
        1.7.1.    Directors of Surviving Corporation.  . . . . . . . .  3
        1.7.2.    Vacancies.   . . . . . . . . . . . . . . . . . . . .  3
1.8.    Capital Stock of Surviving Corporation   . . . . . . . . . . .  4
1.9.    Conversion of Securities upon Merger   . . . . . . . . . . . .  4
        1.9.1.    General.   . . . . . . . . . . . . . . . . . . . . .  4
        1.9.2.    Conversion of AIX Common Stock.    . . . . . . . . .  4
        1.9.3.    Exchange of AIX Common Stock Certificates.   . . . .  4
        1.9.4.    ITEQ Fractional Shares.  . . . . . . . . . . . . . .  4
        1.9.5.    AIX's Transfer Books Closed.   . . . . . . . . . . .  5
1.10.   Treatment of Stock Options.  . . . . . . . . . . . . . . . . .  5
1.11.   Assets and Liabilities   . . . . . . . . . . . . . . . . . . .  5
        1.11.1.   Assets and Liabilities of Merging Corporations
                  Become Those of Surviving Corporation. . . . . . . .  5
        1.11.2.   Conveyances to Surviving Corporation.  . . . . . . .  6
        1.11.3.   Accounting Treatment.  . . . . . . . . . . . . . . .  6
        1.11.4.   Unclaimed Merger Consideration; No Escheat.  . . . .  6
        1.11.5.   Dissenting Stockholders of AIX.  . . . . . . . . . .  6
1.12.   Material Adverse Effect  . . . . . . . . . . . . . . . . . . .  6

                            ARTICLE II

                     REPRESENTATIONS AND WARRANTIES
                              OF AIX . . . . . . . . . . . . . . . . .  7
2.1.    Representations and Warranties of AIX  . . . . . . . . . . . .  7
        2.1.1.    Organization and Standing. . . . . . . . . . . . . .  7
        2.1.2.    Agreement Authorized and its Effect on Other
                  Obligations.   . . . . . . . . . . . . . . . . . . .  7
        2.1.3.    Capitalization.  . . . . . . . . . . . . . . . . . .  8

        2.1.4.    Subsidiaries   . . . . . . . . . . . . . . . . . . .  8
        2.1.5.    Reports and Financial Statements   . . . . . . . . .  8
        2.1.6.    Liabilities  . . . . . . . . . . . . . . . . . . . .  9
        2.1.7.    Additional AIX Information   . . . . . . . . . . . .  9
                  2.1.7.1.  Employee Compensation Plans  . . . . . . .  9
                  2.1.7.2.  Certain Salaries   . . . . . . . . . . . .  9
                  2.1.7.3.  Employee Agreements  . . . . . . . . . . .  9
                  2.1.7.4.  Guaranties   . . . . . . . . . . . . . . . 10
                  2.1.7.5.  Environmental. . . . . . . . . . . . . . . 10
        2.1.8.    No Undisclosed Defaults  . . . . . . . . . . . . . . 10
        2.1.9.    Absence of Certain Changes and Events  . . . . . . . 10
                  2.1.9.1.  Financial Change   . . . . . . . . . . . . 10
                  2.1.9.2.  Property Damage  . . . . . . . . . . . . . 10
                  2.1.9.3.  Dividends  . . . . . . . . . . . . . . . . 10
                  2.1.9.4.  Capitalization Change  . . . . . . . . . . 10
                  2.1.9.5.  Labor Disputes   . . . . . . . . . . . . . 10
                  2.1.9.6.  Other Material Changes   . . . . . . . . . 10
        2.1.10.   Taxes  . . . . . . . . . . . . . . . . . . . . . . . 11
        2.1.11.   Intellectual Property  . . . . . . . . . . . . . . . 11
        2.1.12.   Title to Properties  . . . . . . . . . . . . . . . . 11
        2.1.13.   Litigation . . . . . . . . . . . . . . . . . . . . . 12
        2.1.14.   Environmental Compliance.  . . . . . . . . . . . . . 12
                  2.1.14.1. Environmental Conditions . . . . . . . . . 12
                  2.1.14.2. Permits, etc . . . . . . . . . . . . . . . 12
                  2.1.14.3. Compliance.  . . . . . . . . . . . . . . . 12
                  2.1.14.4. Environmental Claims.  . . . . . . . . . . 13
                  2.1.14.5. Renewals. .  . . . . . . . . . . . . . . . 13
        2.1.15.   Compliance with Other Laws . . . . . . . . . . . . . 13
        2.1.16.   Finder's Fee . . . . . . . . . . . . . . . . . . . . 13
        2.1.17.   Compliance with ERISA  . . . . . . . . . . . . . . . 13
        2.1.18.   Investigations; Litigation . . . . . . . . . . . . . 14
        2.1.19.   Product Warranty . . . . . . . . . . . . . . . . . . 14
        2.1.20.   Information for Proxy Statement. . . . . . . . . . . 15
        2.1.21.   Investment Company.    . . . . . . . . . . . . . . . 15

                            ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF ITEQ  . . . . . 15
3.1.    Representations and Warranties of ITEQ   . . . . . . . . . . . 15
        3.1.1.    Organization and Standing.   . . . . . . . . . . . . 15
        3.1.2.    Agreement Authorized and its Effect on Other
                  Obligations.   . . . . . . . . . . . . . . . . . . . 15
        3.1.3.    Capitalization.  . . . . . . . . . . . . . . . . . . 16
        3.1.4.    Subsidiaries   . . . . . . . . . . . . . . . . . . . 16

        3.1.5.    Reports and Financial Statements.  . . . . . . . . . 16
        3.1.6.    Liabilities  . . . . . . . . . . . . . . . . . . . . 17
        3.1.7.    No Undisclosed Defaults  . . . . . . . . . . . . . . 17
        3.1.8.    Absence of Certain Changes and Events in ITEQ.   . . 17
                  3.1.8.1.  Financial Change.  . . . . . . . . . . . . 17
                  3.1.8.2.  Property Damage  . . . . . . . . . . . . . 17
                  3.1.8.3.  Dividends.   . . . . . . . . . . . . . . . 17
                  3.1.8.4.  Capitalization Change  . . . . . . . . . . 17
                  3.1.8.5.  Labor Disputes   . . . . . . . . . . . . . 17
                  3.1.8.6.  Other Material Changes.  . . . . . . . . . 17
        3.1.9.    Taxes.   . . . . . . . . . . . . . . . . . . . . . . 17
        3.1.10.   Intellectual Property.   . . . . . . . . . . . . . . 18
        3.1.11.   Title to Properties.   . . . . . . . . . . . . . . . 18
        3.1.12.   Litigation.  . . . . . . . . . . . . . . . . . . . . 19
        3.1.13.   Environmental Compliance.  . . . . . . . . . . . . . 19
                  3.1.13.1.  Environmental Conditions  . . . . . . . . 19
                  3.1.13.2.  Permits, etc  . . . . . . . . . . . . . . 19
                  3.1.13.3.  Compliance.   . . . . . . . . . . . . . . 19
                  3.1.13.4.  Environmental Claims.   . . . . . . . . . 19
                  3.1.13.5.  Renewals.   . . . . . . . . . . . . . . . 19
        3.1.14.   Compliance with Other Laws.  . . . . . . . . . . . . 19
        3.1.15.   Finder's Fee.  . . . . . . . . . . . . . . . . . . . 20
        3.1.16.   Compliance With ERISA  . . . . . . . . . . . . . . . 20
        3.1.17.   Investigations; Litigation.  . . . . . . . . . . . . 21
        3.1.18.   Product Warranty   . . . . . . . . . . . . . . . . . 21
        3.1.19.   Information for Proxy Statement.   . . . . . . . . . 21
        3.1.20.   Investment Company.  . . . . . . . . . . . . . . . . 21

                            ARTICLE IV

                     OBLIGATIONS PENDING EFFECTIVE DATE  . . . . . . . 21
4.1.    Agreements of ITEQ and AIX.  . . . . . . . . . . . . . . . . . 21
        4.1.1.    Maintenance of Present Business.   . . . . . . . . . 21
        4.1.2.    Maintenance of Properties.   . . . . . . . . . . . . 22
        4.1.3.    Maintenance of Books and Records.  . . . . . . . . . 22
        4.1.4.    Compliance with Law.   . . . . . . . . . . . . . . . 22
        4.1.5.    Compliance with Agreement.   . . . . . . . . . . . . 22
        4.1.6.    Inspection of Each Merging Corporation.  . . . . . . 22
4.2.    Additional Agreements of ITEQ and AIX.   . . . . . . . . . . . 22
        4.2.1.    Hart-Scott-Rodino.   . . . . . . . . . . . . . . . . 22
        4.2.2.    Proxy Statement.   . . . . . . . . . . . . . . . . . 22
        4.2.3.    Notice of Material Developments.   . . . . . . . . . 23
4.3.    Additional Agreements of AIX.  . . . . . . . . . . . . . . . . 23

        4.3.1.    Prohibition of Certain Employment Contracts.   . . . 23
        4.3.2.    Prohibition of Certain Loans.  . . . . . . . . . . . 23
        4.3.3.    Prohibition of Certain Commitments.  . . . . . . . . 23
        4.3.4.    Disposal of Assets.  . . . . . . . . . . . . . . . . 23
        4.3.5.    Maintenance of Insurance.  . . . . . . . . . . . . . 23
        4.3.6.    AIX Acquisition Proposals.   . . . . . . . . . . . . 24
                  4.3.6.1.  No Solicitation.   . . . . . . . . . . . . 24
                  4.3.6.2.  Acceptance of Superior AIX Transaction
                  Proposals  . . . . . . . . . . . . . . . . . . . . . 25
        4.3.7.    No Amendment to Certificate of Incorporation, etc.   25
        4.3.8.    No Issuance, Sale, or Purchase of Securities.  . . . 26
        4.3.9.    Prohibition on Dividends.  . . . . . . . . . . . . . 26
        4.3.10.   Supplemental Financial Statements.   . . . . . . . . 26
        4.3.11.   Notice of Material Developments.   . . . . . . . . . 26
        4.3.12.   Stockholders' Meeting  . . . . . . . . . . . . . . . 26
4.4.    Additional Agreements of ITEQ.   . . . . . . . . . . . . . . . 26
        4.4.1.    Prohibition of Certain Employment Contracts.   . . . 26
        4.4.2.    Prohibition of Certain Loans.  . . . . . . . . . . . 27
        4.4.3.    Prohibition of Certain Commitments.  . . . . . . . . 27
        4.4.4.    Disposal of Assets.  . . . . . . . . . . . . . . . . 27
        4.4.5.    Maintenance of Insurance.  . . . . . . . . . . . . . 27
        4.4.6.    No Amendment to Certificate of Incorporation, etc.   27
        4.4.7.    No Issuance, Sale, or Purchase of Securities.  . . . 27
        4.4.8.    Prohibition on Dividends.  . . . . . . . . . . . . . 28
        4.4.9.    Stockholders' Meeting.   . . . . . . . . . . . . . . 28
        4.4.10.   Issuance of ITEQ Common Stock.   . . . . . . . . . . 28
        4.4.11.   Listing of ITEQ Stock.   . . . . . . . . . . . . . . 28
        4.4.12.   Notice of Material Developments.   . . . . . . . . . 28
        4.4.13.   Refinancing of Outstanding Indebtedness.   . . . . . 28

                             ARTICLE V

                  CONDITIONS PRECEDENT TO OBLIGATIONS  . . . . . . . . 29
5.1.    Conditions Precedent to Obligations of AIX.  . . . . . . . . . 29
        5.1.1.    Representations and Warranties of ITEQ True at
                  Effective Date.  . . . . . . . . . . . . . . . . . . 29
        5.1.2.    No Material Litigation.  . . . . . . . . . . . . . . 29
        5.1.3.    Opinion of ITEQ Counsel.   . . . . . . . . . . . . . 29
        5.1.4.    Stockholder Approval.  . . . . . . . . . . . . . . . 30
        5.1.5.    Hart-Scott-Rodino, etc.  . . . . . . . . . . . . . . 30
        5.1.6.    Registration; Listing of ITEQ Common Stock.  . . . . 30
        5.1.7.    Consent of Certain Parties in Privity With ITEQ.   . 30
5.1.8.  Stock Options and Other Employee Benefit Plans of AIX  . . . . 30
        5.1.9.    Ancillary Matters.   . . . . . . . . . . . . . . . . 31
        5.1.10.   Tax Opinion  . . . . . . . . . . . . . . . . . . . . 31

5.2.    Conditions Precedent to Obligations of ITEQ  . . . . . . . . . 31
        5.2.1.    Representations and Warranties of AIX True at
                  Effective Date.  . . . . . . . . . . . . . . . . . . 31
        5.2.2.    No Material Litigation.  . . . . . . . . . . . . . . 31
        5.2.3.    Opinion of AIX's Counsel.  . . . . . . . . . . . . . 32
        5.2.4.    Stockholder Approval.  . . . . . . . . . . . . . . . 32
        5.2.5.    Hart-Scott-Rodino, etc.  . . . . . . . . . . . . . . 32
        5.2.6.    Consent of Certain Parties in Privity with AIX.  . . 32
        5.2.7.    Ancillary Matters  . . . . . . . . . . . . . . . . . 32

                            ARTICLE VI

                     TERMINATION AND ABANDONMENT   . . . . . . . . . . 33
6.1.    Termination.   . . . . . . . . . . . . . . . . . . . . . . . . 33
        6.1.1.    By Mutual Consent.   . . . . . . . . . . . . . . . . 33
        6.1.2.    By ITEQ Because of Conditions Precedent.   . . . . . 33
        6.1.3.    By ITEQ Because of Material Adverse Change.  . . . . 33
        6.1.4.    By AIX Because of Conditions Precedent.  . . . . . . 33
        6.1.5.    By AIX Due to a Superior AIX Transaction Proposal.   33
        6.1.6.    By AIX Because of Material Adverse Change.   . . . . 33
        6.1.7.    By ITEQ or AIX Because of Legal Proceedings.   . . . 33
        6.1.8.    By ITEQ or AIX if Merger not Effective by November
                  30, 1997.  . . . . . . . . . . . . . . . . . . . . . 34
        6.1.9.    By ITEQ or AIX if Merger Cannot be Accounted for
                  as a Pooling.  . . . . . . . . . . . . . . . . . . . 34
6.2.    Termination by Board of Directors.   . . . . . . . . . . . . . 34
6.3.    Effect of Termination.   . . . . . . . . . . . . . . . . . . . 34
6.4.    Waiver of Conditions.  . . . . . . . . . . . . . . . . . . . . 34
6.5.    Expense on Termination.  . . . . . . . . . . . . . . . . . . . 34

                            ARTICLE VII
                     ADDITIONAL AGREEMENTS   . . . . . . . . . . . . . 34
7.1.    Exchange of Options  . . . . . . . . . . . . . . . . . . . . . 34
7.2.    Indemnity.   . . . . . . . . . . . . . . . . . . . . . . . . . 34
        7.2.1.    Indemnification by ITEQ as to Proxy Statement  . . . 35
        7.2.2.    Indemnification of Directors and Officers  . . . . . 35
        7.2.3.    Indemnification Procedure  . . . . . . . . . . . . . 35
        7.2.4.    Benefits   . . . . . . . . . . . . . . . . . . . . . 36
7.3.    Registration of Certain AIX Control Person Shares.   . . . . . 36
        7.3.1.    Agreement to Register Resales  . . . . . . . . . . . 36
        7.3.2.    Procedures   . . . . . . . . . . . . . . . . . . . . 36
        7.3.3.    Registration Expenses  . . . . . . . . . . . . . . . 36
        7.3.4.    Preparation; Reasonable Investigation  . . . . . . . 37
        7.3.5.    Rights Non-Transferable  . . . . . . . . . . . . . . 37
        7.3.6.    Indemnification by ITEQ  . . . . . . . . . . . . . . 37

             7.3.7.    Notices of Claims, etc   . . . . . . . . . . . . . . 38
             7.3.8.    Undertaking to File Reports and Cooperate in Rule
                       144 Transactions   . . . . . . . . . . . . . . . . . 38
             7.3.9.    Beneficiaries  . . . . . . . . . . . . . . . . . . . 38
       7.4.  Affiliate Agreements.  . . . . . . . . . . . . . . . . . . . . 39
             7.4.1.    AIX Affiliates   . . . . . . . . . . . . . . . . . . 39
             7.4.2.    ITEQ Affiliates  . . . . . . . . . . . . . . . . . . 39
       7.5.  Publication of Combined Results  . . . . . . . . . . . . . . . 39

                           ARTICLE VIII

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
       8.1.  Entirety.  . . . . . . . . . . . . . . . . . . . . . . . . . . 39
       8.2.  Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . 39
       8.3.  Notices and Waivers.   . . . . . . . . . . . . . . . . . . . . 39
       8.4.  Termination of Representations, Warranties, etc.   . . . . . . 40
       8.5.  Table of Contents and Captions.  . . . . . . . . . . . . . . . 40
       8.6.  Successors and Assigns.  . . . . . . . . . . . . . . . . . . . 40
       8.7.  Severability.  . . . . . . . . . . . . . . . . . . . . . . . . 40
       8.8.  Applicable Law.  . . . . . . . . . . . . . . . . . . . . . . . 41
       8.9.  Public Announcements.  . . . . . . . . . . . . . . . . . . . . 41
       8.10. Definitions.   . . . . . . . . . . . . . . . . . . . . . . . . 41

                                 APPENDICES

       Amended and Restated Certificate of Incorporation of ITEQ    . . App. I
       Amended and Restated Bylaws of ITEQ  . . . . . . . . . . . . .  App. II
       AIX Affiliate Agreement  . . . . . . . . . . . . . . . . . . . App. III
       ITEQ Affiliate Agreement   . . . . . . . . . . . . . . . . . .  App. IV

                          PLAN AND AGREEMENT OF MERGER


       PLAN AND AGREEMENT OF MERGER ("Agreement"), dated as of June 30, 1997, by and between ITEQ, Inc., a Delaware corporation ("ITEQ" or the "Surviving Corporation"), and Astrotech International Corporation, a Delaware corporation ("AIX"). ITEQ and AIX are hereinafter collectively referred to as the "Merging Corporations."

                              W I T N E S S E T H:

       WHEREAS, ITEQ is a corporation duly organized and validly existing under the laws of the State of Delaware, with its registered office at 1013 Centre Road, Wilmington, Delaware 19805 and its principal executive office at 2727 Allen Parkway, Suite 760, Houston, Texas 77019;

       WHEREAS, the authorized capital stock of ITEQ consists of 1,000,000 shares of preferred stock, par value $.01 per share, of which at June 30, 1997, no shares were issued or outstanding; and 30,000,000 shares of common stock, par value $.001 per share ("ITEQ Common Stock"), of which at June 30, 1997, 16,966,231 shares were issued and outstanding; 1,052,325 shares were reserved for issuance in conjunction with options outstanding under various ITEQ benefit plans and another 1,927,221 shares were reserved for issuance upon exercise of outstanding warrants; at the same date, 791 shares of Common Stock were held in ITEQ's treasury;

       WHEREAS, AIX is a corporation duly organized and validly existing under the laws of the State of Delaware, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and its principal executive office at 960 Penn Avenue, Suite 800, Pittsburgh, Pennsylvania 15222;

       WHEREAS, the authorized capital stock of AIX consists of 20,000,000 shares of common stock, par value $.01 per share (the "AIX Common Stock"), of which at June 30, 1997, 9,962,920 shares were issued and outstanding, and an additional 832,832 shares were reserved for issuance in conjunction with various employee benefit plans; at the same date, no shares were held in AIX's treasury; and

       WHEREAS, the respective boards of directors of ITEQ and AIX deem it desirable and in the best interests of their respective corporations and their respective stockholders that AIX be merged into ITEQ, pursuant to the provisions of Section 251 of the General Corporation Law of the State of Delaware ("DGCL"), in exchange for the consideration herein provided for, and have proposed, declared advisable, and approved such merger pursuant to this Plan and Agreement of Merger (the "Agreement"), which Agreement has been duly approved by resolutions of the respective boards of directors of ITEQ and AIX;

       NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and in order to set forth the terms and conditions of the merger, the mode of carrying the same into effect, the manner and basis of converting the presently outstanding shares of AIX Common Stock into shares of ITEQ Common Stock, and such other details and provisions as are deemed necessary or proper, the parties hereto agree as follows:

                                   ARTICLE I

                                     MERGER

       1.1. Surviving Corporation. Subject to the adoption and approval of this Agreement by the requisite vote of the stockholders of each of the Merging Corporations and to the other conditions hereinafter set forth, ITEQ and AIX shall be, upon the Effective Date of the merger (as defined in Section 1.3 hereof), merged into a single surviving corporation, which shall be ITEQ, one of the Merging Corporations, which shall continue its corporate existence and remain a Delaware corporation governed by and subject to the laws of that state.

       1.2. Stockholder Approval. This Agreement shall be submitted for adoption and approval by the stockholders of each of the Merging Corporations in accordance with their respective certificates of incorporation and the applicable laws of the State of Delaware, at separate meetings called and held for such purpose.

       1.3. Effective Date. The merger shall become effective upon the filing by ITEQ of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 251(c) of the DGCL. The date upon which the merger shall become effective is referred to in this Agreement as the "Effective Date."

       1.4.   Name and Continued Corporate Existence of Surviving Corporation

              1.4.1. Name and Existence. On the Effective Date, the Certificate of Incorporation of ITEQ, the corporation whose corporate existence is to survive the merger and continue thereafter as the surviving corporation, shall be amended and restated in its entirety [reference to omitted appendix] (the "Restated Certificate of Incorporation"). In all other respects the identity, existence, purposes, powers, objects, franchises, rights, and immunities of ITEQ, the surviving corporation of the merger, shall continue unaffected and unimpaired by the merger, and the corporate identity, existence, purposes, powers, objects, franchises, rights, and immunities of AIX shall be wholly merged into ITEQ, the Surviving Corporation, and ITEQ shall be fully vested therewith. Accordingly, on the Effective Date, the separate existence of AIX, except insofar as continued by statute, shall cease.

              1.4.2. Federal Income Tax Treatment of Merger. The merger is intended to qualify as and, subject to the requirements of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), shall be characterized as a tax-free merger transaction described in Section 368(a)(1)(A) of the Code.

       1.5. Governing Law and Certificate of Incorporation of Surviving Corporation. The laws of Delaware shall continue to govern the Surviving Corporation. On the Effective Date, the Restated Certificate of Incorporation shall be the certificate of incorporation of ITEQ until further amended in the manner provided by law.

       1.6. Bylaws of Surviving Corporation. Effective as of the Effective Date, the bylaws of ITEQ shall be amended and restated in their entirety [reference to omitted appendix] (the "Restated Bylaws"), and the Restated Bylaws shall be the bylaws of the Surviving Corporation until altered, amended, or repealed, or until new bylaws shall be adopted in accordance with the provisions of law, the Restated Certificate of Incorporation and the Restated Bylaws.

       1.7.   Directors of Surviving Corporation

              1.7.1. Directors of Surviving Corporation. The names and addresses of the persons who, upon the Effective Date, shall constitute the board of directors of the Surviving Corporation, and who shall hold office until the first annual meeting of stockholders of the Surviving Corporation next following the Effective Date, are as follows:

                       NAME                         ADDRESS
                       ----                         -------
       Thomas N. Amonett                      515 Post Oak Boulevard
                                              Houston, Texas 77027

       Nathan M. Avery                        4900 Woodway
                                              Houston, Texas 77056

       Mark E. Johnson, Chairman              2727 Allen Parkway
                                              Houston, Texas  77019

       Lawrance W. McAfee                     2727 Allen Parkway
                                              Houston, Texas  77019

       Pierre S. Melcher                      2727 Allen Parkway
                                              Houston, Texas  77019

       T. William Porter                      700 Louisiana Street
                                              Houston, Texas  77002

       James L. Rainey                        4009 Birdneck
                                              Edmond, Oklahoma 73003

       James A. Read                          Manfield House
                                              One Southampton Street
                                              London WC2R OLR
                                              England

       S. Kent Rockwell                       960 Penn Avenue, Suite 800
                                              Pittsburgh, Pennsylvania 15222

              1.7.2. Vacancies. On or after the Effective Date, if a vacancy shall exist for any reason in the board of directors of the Surviving Corporation, such vacancy shall be filled in the manner provided in the Restated Certificate of Incorporation and/or Restated Bylaws of the Surviving Corporation.

       1.8. Capital Stock of Surviving Corporation. The authorized number of shares of capital stock of the Surviving Corporation, and the par value, designations, preferences, rights, and limitations thereof, and the express terms thereof, shall be as set forth in the Restated Certificate of Incorporation.

       1.9.   Conversion of Securities upon Merger

              1.9.1. General. The manner and basis of converting the issued and outstanding shares of the capital stock of AIX into shares of the capital stock of ITEQ shall be as hereinafter set forth in this Section 1.9.

              1.9.2. Conversion of AIX Common Stock. On the Effective Date, each share of AIX Common Stock then issued and outstanding, without any action on the part of the holders thereof, shall automatically become and be converted into the right to receive certificates evidencing 0.93 of a fully paid and nonassessable share of issued and outstanding ITEQ Common Stock (the "ITEQ Shares") upon surrender, in accordance with Paragraph 1.9.3 hereof, of certificates theretofore evidencing shares of AIX Common Stock. The ITEQ Shares are hereinafter referred to collectively as the "Merger Consideration."

              1.9.3. Exchange of AIX Common Stock Certificates. Commencing on the Effective Date, each holder of an outstanding certificate or certificates theretofore representing shares of AIX Common Stock may surrender the same to an exchange agent designated by ITEQ, and such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of whole ITEQ Shares into which the shares of AIX Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted as aforesaid. However, before surrender, each outstanding certificate representing issued and outstanding AIX Common Stock shall be deemed, for all purposes, only to evidence ownership of the number of whole ITEQ Shares into which such shares have been so converted. Unless and until such outstanding certificates formerly representing AIX Common Stock are so surrendered, no dividend payable to holders of record of ITEQ Common Stock as of any date after the Effective Date shall be paid to the holders of such outstanding certificates in respect thereof. Upon surrender of such outstanding certificates, however, there shall be paid to the holders of the certificates of ITEQ Shares issued in partial exchange therefor the amount of dividends, if any, which theretofore (but after the Effective
       Date) became payable with respect to such full ITEQ Shares. No interest shall be payable with respect to the payment of such dividends on surrender of outstanding certificates. The holder of fractional share interests, as such, shall not be entitled to any dividends or to any distribution in the event of liquidation or to any voting or other privileges of a stockholder of ITEQ.

              1.9.4. ITEQ Fractional Shares. No certificates for fractional share interests of ITEQ Common Stock will be issued, but, in lieu thereof, ITEQ will settle all such fractional share interests in cash on the basis of the closing price for ITEQ Common Stock on the Nasdaq National Market (as reported in The Wall Street Journal) on the last trading day before the Effective Date.

              1.9.5. AIX's Transfer Books Closed. Upon the Effective Date, the stock transfer books of AIX shall be deemed closed, and no transfer of any certificates theretofore representing shares of AIX shall thereafter be made or consummated.

       1.10. Treatment of Stock Options. On the Effective Date, each of the then outstanding options to purchase AIX Common Stock (collectively, the "AIX Options")(which includes all outstanding options granted under AIX's stock option plans (the "AIX Option Plans")) will and without any further action on the part of any holder thereof (herein, an "optionholder"), be exchanged for an option to purchase that number of shares of ITEQ Common Stock determined by multiplying the number of shares of AIX Common Stock subject to such AIX Option at the Effective Date by 0.93, at an exercise price per share of ITEQ Common Stock equal to the exercise price per share of such AIX Option divided by 0.93. If the foregoing calculation results in an exchanged AIX Option being exercisable for a fraction of a share of ITEQ Common Stock, then the number of shares of ITEQ Common Stock subject to such option will be rounded down to the nearest whole number of shares, and the total exercise price for the option will be reduced by the exercise price of the fractional share. The term, exerciseability, vesting schedule, and all other terms and conditions of the AIX Options will otherwise be unchanged by the provisions of this Section 1.10 and shall operate in accordance with their terms. All shares of ITEQ Common Stock issued upon exercise of the exchanged AIX Options shall be registered under an effective Form S-8 Registration Statement (or other comparable form) filed with the Securities and Exchange Commission (the "Commission").

       1.11.  Assets and Liabilities

              1.11.1. Assets and Liabilities of Merging Corporations Become Those of Surviving Corporation. On the Effective Date, all rights, privileges, powers, immunities, and franchises of each of the Merging Corporations, both of a public and private nature, and all property, real, personal, and mixed, and all debts due on whatever account, as well as stock subscriptions and all other choses or things in action, and all and every other interest of or belonging to or due to either of the Merging Corporations, shall be taken by and shall be vested in the Surviving Corporation without further act or deed, and all such rights, privileges, powers, immunities, and franchises, property, debts, choses or things in action, and all and every other interest of each of the Merging Corporations shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Merging Corporations, and the title to any real or other property, or any interest therein, whether vested by deed or otherwise, in either of the Merging Corporations, shall not revert or be in any way impaired by reason of the merger, provided, however, that all rights of creditors and all liens upon any properties of each of the Merging Corporations shall be preserved unimpaired, and all debts, liabilities, restrictions, obligations, and duties of the respective Merging Corporations, including without limitation all obligations, liabilities and duties as lessee under any existing lease, shall thenceforth attach to the Surviving Corporation and may be enforced against and by it to the same extent as if such debts, liabilities, duties, restrictions and obligations had been incurred or contracted by it. Any action or proceeding pending by or against either of the Merging Corporations may be prosecuted to judgment as if the merger had not taken place, or the Surviving Corporation may be substituted in place of either of the Merging Corporations.

              1.11.2. Conveyances to Surviving Corporation. The Merging Corporations hereby agree, respectively, that from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, they will execute and deliver or cause to be executed and delivered, all such deeds, conveyances, assignments, permits, licenses and other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns, may deem necessary or desirable to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises, and interests referred to in this Paragraph 1.11.2 and otherwise carry out the intent and purposes of this Agreement.

              1.11.3. Accounting Treatment. The assets and liabilities of the Merging Corporations shall be taken up on the books of the Surviving Corporation in accordance with generally accepted accounting principles, and the capital surplus and retained earnings accounts of the Surviving Corporation shall be determined, in accordance with generally accepted accounting principles, by the board of directors of the Surviving Corporation. Nothing herein shall prevent the board of directors of the Surviving Corporation from making any future changes in its accounts in accordance with law.

              1.11.4. Unclaimed Merger Consideration; No Escheat. Subject to any contrary provision of governing law, all consideration deposited with the exchange agent or held by ITEQ for the payment of the consideration into which the outstanding shares of AIX Common Stock shall have been converted, and remaining unclaimed for one year after the Effective Date, shall be paid or delivered to ITEQ; and the holder of any unexchanged certificate or certificates which before the Effective Date represented shares of AIX Common Stock shall thereafter look only to ITEQ for exchange or payment thereof upon surrender of such certificate or certificates to ITEQ.

              1.11.5. Dissenting Stockholders of AIX. AIX (or ITEQ on behalf of AIX) agrees that, if the merger contemplated hereby becomes effective, it will promptly pay to any dissenting stockholder of AIX the amount, if any, to which such holder is entitled under the provisions of Section 262 of the DGCL, provided such dissenter acts in strict compliance with such provisions.

       1.12. Material Adverse Effect. "Material Adverse Effect" or "Material Adverse Change" means any effect, change, event, circumstance or condition which when considered with all other effects, changes, events, circumstances or conditions would reasonably be expected to result in a "loss" having the effect of adversely affecting the business, results of operations, or financial prospects of ITEQ or AIX, in each case including its respective subsidiaries together with it taken as a whole, as the case may be, so that the benefits reasonably expected to be obtained by the other party to the merger contemplated by this Agreement more likely than not would be jeopardized. In no event shall any of the following constitute a Material Adverse Effect or a Material Adverse Change: (i) a change in the trading prices of either of ITEQ's or AIX's equity securities between the date hereof and the Effective Date, in and of itself; (ii) effects, changes, events, circumstances or conditions generally affecting the industry in which either ITEQ or AIX operate or arising from changes in general business or economic conditions; (iii) effects, changes, events, circumstances or conditions directly attributable to (a) out-of-pocket fees and expenses (including without limitation legal, accounting, investigatory, investment banking, and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement, or (b) the payment by ITEQ or AIX of all amounts due to any officers or employees of AIX under employment contracts, non-competition agreements, employee benefit plans or severance arrangements; (iv) any effects, changes, events, circumstances or conditions resulting from any change in law or generally accepted accounting principles, which affect generally entities such as ITEQ and AIX; and (v) any effect resulting from compliance by ITEQ or AIX with the terms of this Agreement. For purposes of this subparagraph, the term "loss" shall mean any and all direct or indirect payments, obligations, assessments, losses, loss of income, liabilities, fines, penalties, costs and expenses paid or incurred or more likely than not to be paid or incurred, or diminutions in value of any kind or character (whether known or unknown, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise) that are more likely than not to occur, including without limitation penalties, interest on any amount payable to a third party as a result of the foregoing and any legal or other expenses reasonably incurred or more likely than not to be incurred in connection with investigating or defending any demands, claims, actions or causes of action that, if adversely determined, would likely result in losses, and all amounts paid in settlement of claims or actions; provided, however, that losses shall be net of any insurance proceeds entitled to be received from a nonaffiliated insurance company on account of such losses (after taking into account any costs incurred in obtaining such proceeds and any increase in insurance premiums as a result of a claim with respect to such proceeds).

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                     OF AIX

       2.1. Representations and Warranties of AIX. AIX represents and warrants as follows:

              2.1.1. Organization and Standing. AIX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect on AIX.

              2.1.2. Agreement Authorized and its Effect on Other Obligations. Upon approval of this Agreement by the stockholders of AIX, the consummation of the transactions contemplated hereby will have been duly and validly authorized by all necessary corporate action on the part of AIX, and this Agreement will be a valid and binding obligation of AIX enforceable against AIX (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. At the Effective Date, and except as specified in Schedule 2.1.2 [omitted], the consummation of the merger contemplated by this Agreement will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the certificate of incorporation or bylaws of AIX or
       (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which AIX or any of its subsidiaries is a party or by which any of them or their properties are bound, other than such violations, breaches or defaults as could not reasonably be expected to have a Material Adverse Effect on AIX.

              2.1.3. Capitalization. The authorized capitalization of AIX consists of 20,000,000 shares of common stock, par value $.01 per share (the "AIX Common Stock"), of which at June 30, 1997, 9,962,920 shares were issued and outstanding, and an additional 832,832 shares were reserved for issuance in conjunction with various employee benefit plans; at the same date, no shares were held in AIX's treasury.

              2.1.4. Subsidiaries. Schedule 2.1.4 [omitted] lists the subsidiary corporations of AIX existing at June 30, 1997, and shows as to each of such subsidiary corporations the percentage of the total outstanding stock thereof which is owned by AIX. Except as specified in
       Schedule 2.1.4 [omitted], all outstanding shares of stock of the subsidiary corporations owned by AIX are validly issued, fully paid, and nonassessable, and AIX has good and marketable title thereto free and clear of any mortgage, pledge, lien, charge, security interest, option, right of first refusal, preferential purchase right, defect, encumbrance or other right or interest of any other person (collectively, an "Encumbrance"). Each such subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction under which it is incorporated and has full requisite corporate power and authority to own its property and carry on its business as presently conducted by it and is, or on the Effective Date will be, duly qualified or licensed to do business and is, or on the Effective Date will be, in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect on AIX. As hereinafter used in this Article II, the term "AIX" also includes any and all of its directly and indirectly held subsidiaries, except where the context indicates to the contrary.

              2.1.5. Reports and Financial Statements. AIX has previously furnished to ITEQ true and complete copies of (a) all annual reports filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since September 30, 1994, (b) AIX's quarterly and other reports filed with the Commission since September 30, 1994, (c) all definitive proxy solicitation materials filed with the Commission since September 30, 1994, and (d) any registration statements declared effective by the Commission since September 30, 1994. The consolidated financial statements of AIX and its subsidiaries included in AIX's most recent report on Form 10-K and most recent report on Form 10-Q, and any other reports filed with the Commission by AIX under the Exchange Act (collectively, the "AIX Reports") were, or (if filed after the date hereof) will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present, or will present, the consolidated financial position for AIX and its subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (except with respect to interim period financial statements, for normal year-end adjustments which are not material); and the AIX Reports did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since September 30, 1994, AIX has filed with the Commission all reports required to be filed by AIX under the Exchange Act and the rules and regulations of the Commission.

              2.1.6. Liabilities. AIX does not have any liabilities or obligations, either accrued, absolute, contingent, or otherwise, or have any knowledge of any potential liabilities or obligations, which could reasonably be expected to have a Material Adverse Effect on AIX, other than those (i) disclosed in the AIX Reports or (ii) set forth on
       Schedule 2.1.6 hereto [omitted].

              2.1.7. Additional AIX Information. Attached as Schedule 2.1.7 [omitted] are true, complete and correct lists of the following items (which will be periodically updated by AIX and delivered to ITEQ through the Effective Date), and AIX agrees that upon the request of ITEQ, it will furnish to ITEQ true, complete and correct copies of any documents referred to in such lists:

                     2.1.7.1. Employee Compensation Plans. All bonus, incentive compensation, stock option, deferred compensation, profit-sharing, retirement, pension, welfare, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements covering active, former or retired employees of AIX (collectively, "AIX Plans"), together with copies of the most recent reports with respect to such plans, arrangements, or trust agreements filed with any governmental agency and all Internal Revenue Service determination letters that have been received with respect to such plans;

                     2.1.7.2. Certain Salaries. The names and salary rates of all present officers and employees of AIX whose current regular annual salary rate is $50,000 or more, together with any bonuses paid or payable to such persons for the fiscal year ended September 30, 1996, or since that date, and, to the extent existing on the date of this Agreement, all arrangements with respect to any bonuses to be paid to them from and after the date of this Agreement;

                     2.1.7.3. Employee Agreements. Any collective bargaining agreements of AIX with any labor union or other representative of employees, including amendments, supplements, and understandings, and all employment and consulting agreements of AIX;

                     2.1.7.4. Guaranties. All third party indebtedness, liabilities and commitments of others as to which AIX is a guarantor, endorser, co-maker, surety, or accommodation maker, or is contingently liable therefor (excluding liabilities as an endorser of checks and the like in the ordinary course of business) and all letters of credit, whether stand-by or documentary, issued by any third party;

                     2.1.7.5. Environmental. All environmental orders and decrees material to current operations conducted by AIX and all environmental audits, assessments, investigations and reviews conducted within the last five years on any property owned or used by AIX.

              Schedule 2.1.7 [omitted] shall be true, complete and correct as of the Effective Date.

              2.1.8. No Undisclosed Defaults. Except as may be specified in the AIX Reports or Schedule 2.1.8 [omitted], AIX is not a party to, or bound by, any material contract or arrangement of any kind to be performed after the Effective Date, nor is AIX in default in any material obligation or covenant on their part to be performed under any material obligation, lease, contract, order, plan or other arrangement except as identified in Schedule 2.1.8 [omitted].

              2.1.9. Absence of Certain Changes and Events. Except as set forth in Schedule 2.1.9 hereto [omitted], other than as a result of the transactions contemplated by this Agreement, since March 31, 1997, there has not been:

                     2.1.9.1. Financial Change. Any adverse change in the financial condition, backlog, operations, assets, liabilities or business of AIX which could reasonably be expected to have a Material Adverse Effect on AIX;

                     2.1.9.2. Property Damage. Any damage, destruction, or loss to the business or properties of AIX (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect on AIX;

                     2.1.9.3. Dividends. Any declaration, setting aside, or payment of any dividend or other distribution in respect of the common stock of AIX, or any direct or indirect redemption, purchase or any other acquisition by AIX of any such stock;

                     2.1.9.4. Capitalization Change. Any change in the capital stock or in the number of shares or classes of AIX's authorized or outstanding capital stock as described in Paragraph 2.1.3;

                     2.1.9.5. Labor Disputes. Any labor dispute (other than routine grievances); or

                     2.1.9.6. Other Material Changes. Any other event or condition known to AIX particularly pertaining to and adversely affecting the operations, assets or business of AIX (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which could reasonably be expected to have a Material Adverse Effect on AIX.

              2.1.10. Taxes. Except as set forth in Schedule 2.1.10 [omitted], and except with respect to failures which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on AIX, proper and accurate Federal, state and local income, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by AIX for each period for which any returns, reports, or estimates were due (taking into account any extensions of time to file before the date hereof); all taxes shown by such returns to be payable and any other taxes due and payable have been paid other than those being contested in good faith by AIX; and the tax provision reflected in AIX's most recent balance sheet included in the AIX Reports is adequate, in accordance with generally accepted accounting principles, to cover liabilities of AIX at the date thereof for all taxes, including any interest, penalties and additions to taxes of any character whatsoever applicable to AIX or its assets or business. Except as set forth on Schedule 2.1.10 [omitted], no waiver of any statute of limitations executed by AIX with respect to federal or state income or other tax is in effect for any period. The Federal income tax returns of AIX have never been examined by the Internal Revenue Service. There are no tax liens on any assets of AIX except for taxes not yet currently due and those which could not reasonably be expected to have a Material Adverse Effect on AIX.

              2.1.11.  Intellectual Property.  Except as set forth in Schedule
       2.1.11 [omitted], AIX owns or possesses licenses to use all patents, patent applications, trademarks and service marks (including registrations and applications therefor), trade names, copyrights and written know-how, trade secrets and all other similar proprietary data and the goodwill associated therewith (collectively, the "Intellectual Property") that are either material to the business of AIX or that are necessary for the manufacture, use or sale of any products manufactured, used or sold by AIX. The AIX Intellectual Property is owned or licensed by AIX free and clear of any Encumbrance other than such Encumbrances as are listed in Schedule 2.1.11 [omitted]. Except as otherwise indicated in such Schedule, AIX has not granted to any other person any license to use any Intellectual Property. AIX has not received any notice of infringement, misappropriation, or conflict with, the intellectual property rights of others in connection with the use by AIX of the AIX Intellectual Property.

              2.1.12. Title to Properties. With minor exceptions which in the aggregate are not material, and except for merchandise and other property sold, used or otherwise disposed of in the ordinary course of business for fair value, AIX has good and marketable title to all its properties, interests in properties and assets, real and personal, reflected in the most recent balance sheet of AIX included in the AIX Reports, free and clear of any Encumbrance of any nature whatsoever, except (i) liens and Encumbrances reflected in the most recent balance sheet of AIX included in the AIX Reports, (ii) liens for current taxes not yet due and payable, and (iii) such imperfections of title, easements and Encumbrances, if any, as are not substantial in character, amount, or extent and do not and will not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair business operations. All leases pursuant to which AIX leases (whether as lessee or lessor) any substantial amount of real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by AIX and in respect to which AIX has not taken adequate steps to prevent a default from occurring. The buildings and premises of AIX that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear. All major items of equipment of AIX are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.

              2.1.13. Litigation. Except to the extent set forth in the AIX Reports or in Schedule 2.1.13 [omitted], there is no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation pending to which AIX is a party or, to the knowledge of AIX, might become a party or which particularly affects AIX, nor is any change in the zoning or building ordinances directly affecting the real property or leasehold interests of AIX, pending or, to the knowledge of AIX, threatened.

              2.1.14.  Environmental Compliance.  Except as set forth in
       Schedule 2.1.14 [omitted];

                       2.1.14.1. Environmental Conditions. There are no environmental conditions or circumstances, such as the presence or release of any hazardous substance, on any real property owned by AIX that could reasonably be expected to have a Material Adverse Effect on AIX.

                       2.1.14.2. Permits, etc. AIX has in full force and effect all environmental permits, licenses, approvals and other authorizations required to conduct its operations and is operating in material compliance thereunder.

                       2.1.14.3. Compliance. AIX's operations and use of its assets do not violate any applicable federal, state or local law, statute, ordinance, rule, regulation, order or notice requirement pertaining to (a) the condition or protection of air, groundwater, surface water, soil, or other environmental media,
              (b) the environment, including natural resources or any activity which affects the environment, or (c) the regulation of any pollutants, contaminants, waste, substances (whether or not hazardous or toxic), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 1609 et seq.), the Clean Water Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (17 U.S.C. Section 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 201 and Section 300f et seq.), the Rivers and Harbors Act (33 U.S.C. Section 401 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq.) and analogous state and local provisions, as any of the foregoing may have been amended or supplemented from time to time (collectively the "Applicable Environmental Laws"), except for violations which, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on AIX.

                       2.1.14.4. Environmental Claims. No notice has been served on AIX from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable

              Environmental Laws, or regarding any claims for remedial obligations or contribution under any Applicable Environmental Laws, other than any of the foregoing which, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on AIX.

                       2.1.14.5. Renewals. AIX does not know of any reason ITEQ would not be able to renew any of the permits, licenses, or other authorizations required pursuant to any Applicable Environmental Laws to operate and use any of AIX's assets for their current purposes and uses.

              2.1.15. Compliance with Other Laws. Except as set forth in the AIX Reports or in Schedule 2.1.15 [omitted], AIX is not in violation of or in default with respect to, or in alleged violation of or alleged default with respect to, the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) as amended ("OSHA"), or any other applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality, except for violations which, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on AIX.

              2.1.16. Finder's Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by AIX and its counsel directly with ITEQ and its counsel, without the intervention of any other person as the result of any act of AIX, and so far as is known to AIX, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or any similar payments, other than financial advisory fees to be paid (i) by ITEQ to Simmons & Company International, Inc. ("Simmons") and Deutsche Morgan Grenfell ("DMG") in connection with the transaction (including the rendition of a fairness opinion to ITEQ) and (ii) by AIX to Rauscher Pierce Refsnes, Inc. ("RPR") under financial arrangements approved in advance by ITEQ for the rendition of a fairness opinion to AIX in connection with the merger contemplated by this Agreement.

              2.1.17. Compliance with ERISA. AIX has made available to ITEQ a copy of each AIX Plan, any related trust agreement and annuity or insurance contract, if any, and each plan's most recent annual report filed with the Internal Revenue Service, if any, and: (i) each AIX Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability; (ii) all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof and no past service funding liabilities exist thereunder; (iii) each AIX Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to materially and adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval; (iv) to the extent applicable, the AIX Plans comply, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any AIX Plan intended to be qualified under
       Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred to cause the loss of such qualified status; (v) no AIX Plan is covered by Title IV of ERISA or Section 412 of the Code; (vi) there are no pending or anticipated material claims against or otherwise involving any of the AIX Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of AIX Plan activities) has been brought against or with respect to any AIX Plan; (vii) all material contributions, reserves or premium payments, required to be made as of the date hereof to the AIX Plans have been made or provided for; (viii) AIX has not incurred any liability under subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of
       Section 4001(a)(15) of ERISA, currently or formerly maintained by AIX or any entity which is considered one employer with AIX under Section 4001 of ERISA; (ix) AIX has not incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA; and (x) AIX has no obligations for retiree health and life benefits under any AIX Plan, except as set forth on Schedule 2.1.17 [omitted], and there are no restrictions on the rights of AIX to amend or terminate any such AIX Plan without incurring any liability thereunder.

              2.1.18.  Investigations; Litigation.   Except as required
       pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1978 and the rules and regulations promulgated thereunder (collectively, "HSR") and any applicable comparable foreign laws and regulations, (i) no investigation or review by any governmental entity with respect to AIX or any of the transactions contemplated by this Agreement is pending or, to the best of AIX's knowledge, threatened, nor has any governmental entity indicated to AIX an intention to conduct the same, and (ii) there is no action, suit or proceeding pending or, to the best of AIX's knowledge, threatened against or affecting AIX at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on AIX.

              2.1.19. Product Warranty. There are no existing liabilities or, to the knowledge of AIX, potential liabilities, arising from claims regarding the performance or design of the products and services sold by AIX either in the past or at present that in the aggregate could reasonably be expected to have a Material Adverse Effect on AIX.

              2.1.20. Information for Proxy Statement. All information and data (including financial statements) concerning AIX which is or will be included in the registration statement and proxy statement (collectively, the "Proxy Statement") issued in connection with the transactions contemplated by this Agreement will be furnished by AIX for inclusion therein and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

              2.1.21. Investment Company. AIX is not an "investment company," or an "affiliated person of" or "promoter" or "principal underwriter" of an investment company, as those terms are defined in the Investment Company Act of 1940, as amended (the "Investment Company Act").

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF ITEQ

       3.1. Representations and Warranties of ITEQ. ITEQ represents and warrants as follows:

              3.1.1. Organization and Standing. ITEQ is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect on ITEQ.

              3.1.2. Agreement Authorized and its Effect on Other Obligations. Upon approval of this Agreement by the stockholders of ITEQ, the consummation of the transactions contemplated hereby will have been duly and validly authorized by all necessary corporate action on the part of ITEQ, and this Agreement will be a valid and binding obligation of ITEQ enforceable against ITEQ (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. At the Effective Date and except as specified in Schedule 3.1.2 [omitted], the consummation of the merger contemplated by this Agreement will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the certificate of incorporation or bylaws of ITEQ or
       (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which ITEQ or any of its subsidiaries is a party or by which any of them or their properties are bound, other than such violations, breaches or defaults as could not reasonably be expected to have Material Adverse Effect on ITEQ.

              3.1.3. Capitalization. The capitalization of ITEQ consists of 1,000,000 shares of preferred stock, par value $.01 per share, of which at June 30, 1997 no shares were issued or outstanding; and 30,000,000 shares of ITEQ Common Stock, par value $.001 per share, of which at June 30, 1997, 16,966,231 shares were issued and outstanding, 1,052,325 shares were reserved for issuance in connection with options outstanding under various ITEQ benefit plans and another 1,927,221 shares were reserved for issuance upon exercise of outstanding warrants; at the same date, 791 shares of ITEQ Common Stock were held in ITEQ's treasury.

              3.1.4. Subsidiaries. All outstanding shares of stock of the subsidiary corporations owned by ITEQ are validly issued, fully paid, and nonassessable, ITEQ has good and marketable title thereto free and clear of any Encumbrance, except as specified in Schedule 3.1.4 [omitted], and ITEQ owns all outstanding shares of stock of said subsidiary corporations. Each such subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction under which it is incorporated and has full requisite corporate power and authority to own its property and carry on its business as presently conducted by it and is, or on the Effective Date will be, duly qualified or licensed to do business and is, or on the Effective Date will be, in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect on ITEQ. As hereinafter used in this Article III, the term "ITEQ" also includes any and all of its directly and indirectly held subsidiaries, except where the context indicates to the contrary.

              3.1.5. Reports and Financial Statements. ITEQ has previously furnished to AIX true and complete copies of (a) all annual reports filed with the Commission pursuant to the Exchange Act, since December 31, 1994, (b) ITEQ's quarterly and other reports filed with the Commission since December 31, 1994, (c) all definitive proxy solicitation materials filed with the Commission since December 31, 1994, and (d) any registration statements declared effective by the Commission since December 31, 1994. The consolidated financial statements of ITEQ and its subsidiaries included in ITEQ's most recent report on Form 10-K and most recent report on Form 10-Q, and any other reports filed with the Commission by ITEQ under the Exchange Act (the "ITEQ Reports") were, or (if filed after the date hereof) will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present, or will present, the consolidated financial position for ITEQ and its subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (except with respect to interim period financial statements, for normal year-end adjustments which are not material); and the ITEQ Reports did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 1994, ITEQ has filed with the Commission all reports required to be filed by ITEQ under the Exchange Act and the rules and regulations of the Commission.

              3.1.6. Liabilities. ITEQ does not have any liabilities or obligations, either accrued, absolute, contingent, or otherwise, or have any knowledge of any potential liabilities or obligations, which would have a Material Adverse Effect on ITEQ, other than those (i) disclosed in the ITEQ Reports or (ii) set forth on Schedule 3.1.6 hereto [omitted].

              3.1.7. No Undisclosed Defaults. Except as may be specified in the ITEQ Reports or in Schedule 3.1.7 [omitted], ITEQ is not a party to, or bound by, any material contract or arrangement of any kind to be performed after the Effective Date, nor is ITEQ in default in any material obligation or covenant on its part to be performed under any material obligation, lease, contract, order, plan or other arrangement except as identified in Schedule 3.1.7 [omitted].

              3.1.8. Absence of Certain Changes and Events in ITEQ. Except as set forth in Schedule 3.1.8 hereto [omitted], other than as a result of the transactions contemplated by this Agreement, since March 31, 1997, there has not been:

                     3.1.8.1. Financial Change. Any adverse change in the financial condition, operations, assets or business of ITEQ which could reasonably be expected to have a Material Adverse Effect on ITEQ;

                     3.1.8.2. Property Damage. Any material damage, destruction, or loss to the business or properties of ITEQ (whether or not covered by insurance);

                     3.1.8.3. Dividends. Any declaration, setting aside, or payment of any dividend or other distribution in respect of ITEQ's capital stock, or any direct or indirect redemption, purchase or any other acquisition of such stock;

                     3.1.8.4. Capitalization Change. Any change in the capital stock or in the number of shares or classes of ITEQ's authorized or outstanding capital stock as described in Paragraph 3.1.3;

                     3.1.8.5. Labor Disputes. Any labor dispute (other than routine grievances); or

                     3.1.8.6. Other Material Changes. Any other event or condition known to ITEQ particularly pertaining to and adversely affecting the operations, assets or business of ITEQ (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which could reasonably be expected to have a Material Adverse Effect on ITEQ.

              3.1.9. Taxes. Except as set forth in Schedule 3.1.9 [omitted], and except with respect to failures which in the aggregate, could not reasonably be expected to have a Material Adverse Effect on ITEQ, proper and accurate Federal, state and local income, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by ITEQ for each period for which any returns, reports, or estimates were due (taking into account any extensions of time to file before the date hereof); all taxes shown by such returns to be payable and any other taxes due and payable have been paid other than those being contested in good faith by ITEQ; and the tax provision reflected in ITEQ's most recent balance sheet included in the ITEQ Reports is adequate, in accordance with generally accepted accounting principles, to cover liabilities of ITEQ at the date thereof for all taxes, including any interest, penalties and additions to taxes of any character whatsoever applicable to ITEQ or its assets or business. Except as set forth on Schedule 3.1.9 [omitted], no waiver of any statute of limitations executed by ITEQ with respect to Federal or state income or other tax is in effect for any period. The Federal income tax returns of ITEQ have never been examined by the Internal Revenue Service, but notice with respect to an audit of the year ended December 31, 1994 has been received by ITEQ. There are no tax liens on any assets of ITEQ except for taxes not yet currently due and those which could not reasonably be expected to have a Material Adverse Effect on ITEQ.

              3.1.10.  Intellectual Property.  Except as set forth in Schedule
       3.1.10 [omitted], ITEQ owns or possesses licenses to use all ITEQ Intellectual Property that is either material to the business of ITEQ or that is necessary for the manufacture, use or sale of any products manufactured, used or sold by ITEQ. The ITEQ Intellectual Property is owned or licensed by ITEQ free and clear of any Encumbrance other than such Encumbrances as are listed in Schedule 3.1.10 [omitted]. Except as otherwise indicated in such Schedule, ITEQ has not granted to any other person any license to use any ITEQ Intellectual Property. ITEQ has not received any notice of infringement, misappropriation, or conflict with, the intellectual property rights of others in connection with the use by ITEQ of the ITEQ Intellectual Property.

              3.1.11. Title to Properties. With minor exceptions which in the aggregate are not material, and except for merchandise and other property sold, used or otherwise disposed of in the ordinary course of business for fair value, ITEQ has good and marketable title to all its properties, interests in properties and assets, real and personal, reflected in the most recent financial statements contained in the ITEQ Reports, free and clear of any Encumbrance of any nature whatsoever, except (i) liens and Encumbrances reflected in the most recent balance sheet of ITEQ included in the ITEQ Reports, (ii) liens for current taxes not yet due and payable, and (iii) such imperfections of title, easements and Encumbrances, if any, as are not substantial in character, amount, or extent and do not and will not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair business operations. All leases pursuant to which ITEQ leases (whether as lessee or lessor) any substantial amount of real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by ITEQ and in respect to which ITEQ has not taken adequate steps to prevent a default from occurring. The buildings and premises of ITEQ that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear. All major items of equipment of ITEQ are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as to not substantially interfere with the continued use thereof in the conduct of normal operations.

              3.1.12. Litigation. Except to the extent set forth in the ITEQ Reports or in Schedule 3.1.12 [omitted], there is no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation pending to which ITEQ is a party or, to the knowledge of ITEQ, might become a party or which particularly affects ITEQ, nor is any change in the zoning or building ordinances directly affecting the real property or leasehold interests of ITEQ, pending or, to the knowledge of ITEQ, threatened.

              3.1.13.  Environmental Compliance.  Except as set forth in
       Schedule 3.1.13 [omitted];

                     3.1.13.1. Environmental Conditions. There are no environmental conditions or circumstances such as the presence or release of any hazardous substance on any real property owned by ITEQ that could reasonably be expected to have a Material Adverse Effect on ITEQ.

                     3.1.13.2. Permits, etc. ITEQ has in full force and effect all environmental permits, licenses, approvals and other authorizations required to conduct its operations and is operating in material compliance thereunder.

                     3.1.13.3. Compliance. ITEQ's operations and use of its assets do not violate any Applicable Environmental Laws, except for violations which, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on ITEQ.

                     3.1.13.4. Environmental Claims. No notice has been served on ITEQ from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations or contribution under any Applicable Environmental Laws, other than any of the foregoing which, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on ITEQ.

                     3.1.13.5. Renewals. ITEQ does not know of any reason ITEQ would not be able to renew any of the permits, licenses, or other authorizations required pursuant to any Applicable Environmental Laws to operate and use any of ITEQ's assets for their current purposes and uses.

              3.1.14. Compliance with Other Laws. Except as set forth in the ITEQ Reports or in Schedule 3.1.14 [omitted], ITEQ is not in violation of or in default with respect to, or in alleged violation of or alleged default with respect to, OSHA or any other applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality, except for violations which, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on ITEQ.

              3.1.15. Finder's Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by ITEQ and its counsel, directly with AIX or its counsel, without the intervention of any other person as the result of an act of ITEQ and, so far as known to ITEQ, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or any similar payments, other than financial advisory fees to be paid by (i) ITEQ to Simmons and DMG and (ii) AIX to RPR in connection with the merger contemplated by this Agreement.

              3.1.16. Compliance With ERISA. All bonus, incentive compensation, stock option, deferred compensation, profit-sharing, retirement, pension, welfare, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements covering active, former or retired employees of ITEQ (collectively, the "ITEQ Plans") are listed in Schedule 3.1.16 [omitted]. ITEQ has made available to AIX a copy of each ITEQ Plan, any related trust agreement and annuity or insurance contract, if any, and each plan's most recent annual report filed with the Internal Revenue Service, if any, the most recent reports with respect to such plans, trust agreements and annuity or insurance contracts filed with any governmental agency, all Internal Revenue Service determination letters that have been received with respect to such plans and: (i) each ITEQ Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability; (ii) all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof and no past service funding liabilities exist thereunder; (iii) each ITEQ Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval; (iv) to the extent applicable, the ITEQ Plans comply, in all material respects, with the requirements of ERISA and the Code, and any ITEQ Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred to cause the loss of such qualified status; (v) no ITEQ Plan is covered by Title IV of ERISA or
       Section 412 of the Code; (vi) there are no pending or anticipated material claims against or otherwise involving any of the ITEQ Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of ITEQ Plan activities) has been brought against or with respect to any ITEQ Plan; (vii) all material contributions, reserves or premium payments, required to be made as of the date hereof to the ITEQ Plans have been made or provided for; (viii) ITEQ has not incurred any liability under subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of
       Section 4001(a)(15) of ERISA, currently or formerly maintained by ITEQ or any entity which is considered one employer with ITEQ under Section 4001 of ERISA; (ix) ITEQ has not incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA; and (x) ITEQ does not have any obligations for retiree health and life benefits under any ITEQ Plan, except as set forth on Schedule 3.1.16 [omitted], and there are no restrictions on the rights of ITEQ to amend or terminate any such ITEQ Plan without incurring any liability thereunder.

              3.1.17. Investigations; Litigation. Except as required pursuant to HSR and any applicable comparable foreign laws and regulations, (i) no investigation or review by any governmental entity with respect to ITEQ in connection with any of the transactions contemplated by this Agreement is pending or, to the best of ITEQ's knowledge, threatened, nor has any governmental entity indicated to ITEQ an intention to conduct the same and (ii) there is no action, suit or proceeding pending or, to the best of ITEQ's knowledge, threatened against or affecting ITEQ or its subsidiaries at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on ITEQ.

              3.1.18. Product Warranty. There are no existing liabilities or, to the knowledge of ITEQ, potential liabilities, arising from claims regarding the performance or design of the products sold by ITEQ either in the past or at present that in the aggregate could reasonably be expected to have a Material Adverse Effect on ITEQ.

              3.1.19. Information for Proxy Statement. All information and data (including financial statements) concerning ITEQ which is or will be included in the Proxy Statement to be issued in connection with the transactions contemplated by this Agreement will be furnished by ITEQ for inclusion therein and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

              3.1.20. Investment Company. ITEQ is not an "investment company," or an "affiliated person of" or "promoter" or "principal underwriter" of an investment company, as those terms are defined in the Investment Company Act.

                                   ARTICLE IV

                       OBLIGATIONS PENDING EFFECTIVE DATE

       4.1. Agreements of ITEQ and AIX. Each of ITEQ and AIX agrees that from the date hereof to the Effective Date, it will:

              4.1.1. Maintenance of Present Business. Other than as contemplated by this Agreement, operate its business only in the usual, regular, and ordinary manner so as to maintain the goodwill it now enjoys and, to the extent consistent with such operation, use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, jobbers, distributors, and others having business dealings with it;

              4.1.2. Maintenance of Properties. At its expense, maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted;

              4.1.3. Maintenance of Books and Records. Maintain its books of account and records in the usual, regular, and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

              4.1.4. Compliance with Law. Duly comply in all material respects with all laws applicable to it and to the conduct of its business; and

              4.1.5. Compliance with Agreement. At its expense, take all commercially reasonable actions as may be necessary (i) to insure that the representations and warranties made by it herein are true and correct at the Effective Date, (ii) to fully perform all covenants made by it herein and (iii) to satisfy timely all other obligations imposed upon it by this Agreement (including, without limitation, the obligation from the date of this Agreement to take no action which either alone or in combination with actions previously taken would disqualify the merger from "pooling of interests" accounting treatment).

              4.1.6. Inspection of Each Merging Corporation. Permit the other party hereto, and their officers and authorized representatives, during normal business hours, to inspect its records and to consult with its officers, employees, attorneys, and agents for the purpose of determining the accuracy of the representations and warranties hereinabove made and the compliance with covenants contained in this Agreement.

       4.2. Additional Agreements of ITEQ and AIX. ITEQ and AIX agree to take the following actions after the date hereof:

              4.2.1. Hart-Scott-Rodino. Each party shall file such materials as are required under the HSR Act with respect to the transaction contemplated hereby and shall cooperate with the other party to the extent necessary to assist the other party in the preparation of such filings.

              4.2.2. Proxy Statement. ITEQ and AIX shall cooperate in the preparation and prompt filing of the Proxy Statement with the Commission with respect to the meetings of their stockholders called for the purpose of, among other things, securing stockholder approval of the merger contemplated by this Agreement and the consummation of the transaction herein contemplated. Each of ITEQ and AIX shall use all reasonable efforts to have the Proxy Statement cleared by the Commission.

              4.2.3. Notice of Material Developments. Each of ITEQ and AIX will promptly notify the other party in writing of (i) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of such party contained in this Agreement untrue or inaccurate in any material respect, (ii) any Material Adverse Effect on such party and (iii) breach by such party of any covenant or agreement contained in this Agreement.

       4.3. Additional Agreements of AIX. AIX agrees that from the date hereof to the Effective Date, it will:

              4.3.1. Prohibition of Certain Employment Contracts. Not enter into any contracts of employment which (i) cannot be terminated on notice of 14 days or less or (ii) provide for any severance payments or benefits covering a period beyond the termination date (other than those which ITEQ has previously approved) except as may be required by law;

              4.3.2. Prohibition of Certain Loans. Not incur any borrowings except (i) the refinancing of indebtedness now outstanding or additional borrowings under its existing revolving credit facilities, (ii) the prepayment by customers of amounts due or to become due for goods sold or services rendered or to be rendered in the future, (iii) trade payables incurred in the ordinary course of business, (iv) other borrowings incurred in the ordinary course of business to finance normal operations or (v) as is otherwise agreed to in writing by ITEQ;

              4.3.3. Prohibition of Certain Commitments. Not enter into commitments of a capital expenditure nature or incur any contingent liability which would exceed $1,000,000, in the aggregate, except (i) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business, (ii) as may be required by law or (iii) as is otherwise agreed to in writing by ITEQ;

              4.3.4. Disposal of Assets. Not sell, dispose of, or encumber, any property or assets, except (i) in the ordinary course of business or
       (ii) as is otherwise agreed to in writing by ITEQ;

              4.3.5. Maintenance of Insurance. Maintain insurance (or self insurance reserves) upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is customary in the type of business in which it is engaged, but not less than that presently carried by it, which insurance (or self insurance reserves) may be added to from time to time in its discretion; provided, that if during the period from the date hereof to and including the Effective Date any of its property or assets are damaged or destroyed by fire or other casualty, the obligations of ITEQ and AIX under this Agreement shall not be affected thereby (subject, however, to the provision that the coverage limits of such policies are adequate in amount to cover the replacement value of such property or assets and loss of profits during replacement, less commercially reasonable deductibles, if of material significance to the assets or operations of
       AIX) but it shall promptly notify ITEQ in writing thereof and proceed with the repair or restoration of such property or assets in such manner and to such extent as may be approved by ITEQ, and upon the Effective Date all proceeds of insurance and claims of every kind arising as a result of any such damage or destruction shall remain the property of Surviving Corporation;

              4.3.6. AIX Acquisition Proposals.  Not directly or indirectly:

                     4.3.6.1. No Solicitation. Authorize or permit any of its respective agents to: (i) solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of a substantial amount of assets of, or an equity interest of 30% or more in, AIX or any merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving AIX (other than the transactions contemplated by this Agreement) or any other material corporate transaction the consummation of which would, or could reasonably be expected to, impede, interfere with, prevent or materially delay the merger contemplated by this Agreement (collectively, "AIX Transaction Proposals") or agree to or endorse any AIX Transaction Proposal or (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to another person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, an effort or attempt by any other person to do or seek any of the foregoing, provided, however, that the foregoing clauses (i) and (ii) shall not prohibit AIX from (A) furnishing information pursuant to an appropriate confidentiality letter concerning AIX and its businesses, properties or assets to a third party who has made a Superior AIX Transaction Proposal (as defined below), (B) engaging in discussions or negotiations with a third party who has made a Superior

              AIX Transaction Proposal or (C) following receipt of a Superior AIX Transaction Proposal, taking and disclosing to its stockholders a position with respect thereto or changing the recommendation by AIX's board of directors but in each case referred to in the foregoing clauses (A) through (C) only after the board of directors of AIX concludes in good faith following advice of its outside counsel that such action is reasonably necessary in order for the board of directors of AIX to comply with its fiduciary obligations to stockholders under applicable law. If the board of directors of AIX receives an AIX Transaction Proposal, then AIX shall immediately inform ITEQ of the terms and conditions of such proposal and the identity of the person making it and shall keep ITEQ fully informed of the status and details of any such AIX Transaction Proposal and of all steps it is taking in response to such AIX Transaction Proposal; provided that nothing contained in this Paragraph 4.3.6.1 shall prohibit AIX or its board of directors from making such disclosure to AIX's stockholders or taking any action which, in the good faith judgment of AIX's board of directors, may be required under applicable law, including Rules 14d-9 and 14e-2 promulgated under the Exchange Act. For purposes of this Agreement, the term "Superior AIX Transaction Proposal" shall mean a bona fide AIX Transaction Proposal that the board of directors of AIX determines in good faith after consultation with (and based in part on the advice of) its independent financial advisors to be more favorable to AIX's stockholders than the merger contemplated by this Agreement, is reasonably capable of being financed and is not subject to any material contingencies relating to financing.

                     4.3.6.2. Acceptance of Superior AIX Transaction Proposals. If (i) (A) this Agreement is terminated by AIX pursuant to Paragraph 6.1.5 hereof, (B) AIX shall violate the covenant set forth in Paragraph 4.3.6.1 hereof, or (C) AIX modifies or withdraws its board of directors' recommendation in favor of the transactions contemplated by this Agreement or (ii) AIX enters into an agreement which provides for Another AIX Transaction (as defined below) or Another AIX Transaction is consummated (in each case with any third party which after the date of this Agreement and before termination of this Agreement has communicated to it an AIX Transaction Proposal), in either case within twelve months after the date of termination of this Agreement, then, in any such event, AIX shall pay to ITEQ within two days after demand by ITEQ in the case of the occurrence of any of the events specified in clause (i) above, and immediately upon the first to occur of the entering into an agreement providing for, or the consummation of, Another AIX Transaction in the case of clause (ii) above (by wire transfer of immediately available funds to an account designated by ITEQ for such purpose), a fee (the "Break-Up Fee") in an amount equal to $2,500,000. AIX agrees that the Break-Up Fee is a reasonable determination, in light of the uncertainty and difficulty of ascertaining the exact amount thereof, of the loss that ITEQ would actually sustain in respect of one of the events described in this Paragraph 4.3.6.2. For purposes of this Paragraph 4.3.6.2, the term "Another AIX Transaction" shall mean any transaction pursuant to which

              (i) any person, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act) (each, a "Third Party") acquires 50% or more of the outstanding AIX Common Stock, (ii) a Third Party acquires 25% or more of the total assets of AIX taken as a whole, (iii) a Third Party merges, consolidates or combines in any other way with AIX other than in a transaction in which holders of AIX Common Stock continue to own at least 75% of the equity of the surviving corporation, or (iv) AIX distributes or transfers to its stockholders, by dividend or otherwise, assets constituting 25% or more of the market value or earning power of AIX on a consolidated basis (it being understood that stock of subsidiaries constitute assets of AIX for purposes of this Paragraph 4.3.6.2). Notwithstanding anything contained in this Agreement to the contrary, ITEQ agrees that if AIX pays the Break-Up Fee to ITEQ in accordance with this Paragraph 4.3.6.2 either because AIX shall have violated the covenant set forth in Paragraph 4.3.6.1 hereof, or under any other circumstances where ITEQ has been paid the Break-Up Fee by AIX, then following such payment AIX shall have no further liability to ITEQ under this Agreement.

              4.3.7. No Amendment to Certificate of Incorporation, etc. Prior to the receipt by ITEQ of the Break-Up Fee pursuant to Section 4.3.6.2 or without the consent of ITEQ, not amend its certificate of incorporation or bylaws or other organizational documents or merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock or the character of its business;

              4.3.8. No Issuance, Sale, or Purchase of Securities. Prior to the receipt by ITEQ of the Break-Up Fee pursuant to Section 4.3.6.2 or without the consent of ITEQ, not issue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock; provided, that nothing in this Paragraph shall restrict or prohibit the issuance by AIX of shares of AIX Common Stock upon exercise of options previously granted under existing benefit plans;

              4.3.9. Prohibition on Dividends. Prior to the receipt by ITEQ of the Break-Up Fee pursuant to Section 4.3.6.2 or without the consent of ITEQ, not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof;

              4.3.10. Supplemental Financial Statements. Deliver to ITEQ, within 45 days after the end of each fiscal quarter of AIX beginning June 30, 1997 and through the Effective Date, unaudited consolidated balance sheets and related unaudited statements of income, retained earnings and cash flows as of the end of each fiscal quarter of AIX, and as of the corresponding fiscal quarter of the previous fiscal year. AIX hereby represents and warrants that such unaudited consolidated financial statement shall (i) be complete in all material respects except for the omission of notes and schedules contained in audited financial statements, (ii) present fairly the financial condition of AIX as at the dates indicated and the results of operations for the respective periods indicated (except for normal year-end adjustments which are not material) (iii) shall have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as noted therein and
       (iv) shall contain all adjustments which AIX considers necessary for a fair presentation of its results for each respective fiscal period;

              4.3.11. Notice of Material Developments. Promptly furnish to ITEQ copies of all communications from AIX to its stockholders and all AIX Reports.

              4.3.12. Stockholders' Meeting. Call and hold a meeting of stockholders within 45 days after the Commission has indicated that it has no further comments on the Proxy Statement for the purpose of considering and acting a proposal to approve this Agreement and the merger contemplated hereby.

       4.4. Additional Agreements of ITEQ. ITEQ agrees that from the date hereof to the Effective Date, it will:

              4.4.1. Prohibition of Certain Employment Contracts. Not enter into any contracts of employment which (i) cannot be terminated on notice of 14 days or less or (ii) provide for any severance payments or benefits covering a period beyond the termination date (other than those which AIX has previously been approved) except as may be required by law; provided, however, that nothing in this Paragraph shall prohibit ITEQ from entering into an employment agreement with its chief executive officer on substantially the terms previously disclosed in writing to AIX;

              4.4.2. Prohibition of Certain Loans. Except as contemplated by Paragraph 4.4.13, not incur any borrowings except (i) the refinancing of indebtedness now outstanding, or additional borrowings under its existing revolving credit facilities, (ii) the prepayment by customers of amounts due or to become due for goods sold or services rendered or to be rendered in the future, (iii) trade payables incurred in the ordinary course of business, (iv) other borrowings incurred in the ordinary course of business to finance normal operations or (v) as is otherwise agreed to in writing by AIX;

              4.4.3. Prohibition of Certain Commitments. Not enter into commitments of a capital expenditure nature or incur any contingent liability which would exceed $1,000,000, in the aggregate, except (i) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business, (ii) as may be required by law or (iii) as is otherwise agreed to in writing by AIX;

              4.4.4. Disposal of Assets. Not sell, dispose of, or encumber, any property or assets, except (i) in the ordinary course of business or
       (ii) as is otherwise agreed to in writing by AIX;

              4.4.5. Maintenance of Insurance. Maintain insurance upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is customary in the type of business in which it is engaged, but not less than that presently carried by it, which insurance may be added to from time to time in its discretion; provided, that if during the period from the date hereof to and including the Effective Date any of its property or assets are damaged or destroyed by fire or other casualty, the obligations of ITEQ and AIX under this Agreement shall not be affected thereby (subject, however, to the provision that the coverage limits of such policies are adequate in amount to cover the replacement value of such property or assets and loss of profits during replacement, less commercially reasonable deductible, if of material significance to the assets or operations of
       ITEQ) but it shall promptly notify AIX in writing thereof and proceed with the repair or restoration of such property or assets in such manner and to such extent as may be approved by AIX, and upon the Effective Date all proceeds of insurance and claims of every kind arising as a result of any such damage or destruction shall remain the property of Surviving Corporation;

              4.4.6. No Amendment to Certificate of Incorporation, etc. Except as otherwise provided herein, not amend its certificate of incorporation or bylaws or other organizational documents or merge into any other corporation or change in any manner the rights of its Common Stock;

              4.4.7. No Issuance, Sale, or Purchase of Securities. Not issue or sell, or issue options (other than (i) options previously authorized by the compensation committee of ITEQ's board of directors or (ii) options granted to new personnel upon commencement of employment) or rights to subscribe to, or enter into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock; provided, that nothing in this Paragraph shall restrict or prohibit the issuance by ITEQ of shares of ITEQ Common Stock upon exercise of options previously granted under existing employee benefit plans, the issuance of shares of ITEQ Common Stock upon exercise of outstanding warrants, or the issuance of up to 1,000,000 shares of ITEQ Common Stock in the acquisition of other businesses in "non-dilutive" (for financial reporting purposes) transactions if such acquired businesses would not individually or collectively constitute a "significant subsidiary" of ITEQ;

              4.4.8. Prohibition on Dividends. Not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof;

              4.4.9. Stockholders' Meeting. Call and hold a meeting of stockholders within 45 days after the Commission has indicated that it has no further comments on the Proxy Statement for the purpose of considering and acting upon proposals to approve this Agreement and the merger contemplated hereby;

              4.4.10. Issuance of ITEQ Common Stock. Take all action it deems reasonably necessary to register the "issuance" of ITEQ Common Stock to the stockholders of AIX in connection with the merger contemplated by this Agreement under the Securities Act of 1933, as amended (the "Securities Act"). ITEQ also shall take any action reasonably required to be taken under state blue sky or securities laws in connection with the issuance of the ITEQ Common Stock pursuant to the merger;

              4.4.11. Listing of ITEQ Stock. Take such steps as are required to accomplish, as of the Effective Date, the Notification of Additional Listing of the shares of ITEQ Common Stock to be issued pursuant to this Agreement on the Nasdaq National Market;

              4.4.12. Notice of Material Developments. Promptly furnish to AIX copies of all communications from ITEQ to its stockholders and all ITEQ Reports; and

              4.4.13. Refinancing of Outstanding Indebtedness. Use all reasonable commercial efforts to arrange for the payment or assumption by it of all outstanding debt of AIX on the Effective Date on such terms as could not reasonably be expected to have a Material Adverse Effect on ITEQ, including (i) the borrowing by ITEQ of up to an additional $35,000,000 to fund any such repayment and (ii) the amendment or refunding of its present long-term and revolving indebtedness (the "Refinancing").

                                   ARTICLE V

                       CONDITIONS PRECEDENT TO OBLIGATIONS

       5.1. Conditions Precedent to Obligations of AIX. The obligations of AIX to consummate and effect the merger hereunder shall be subject to the satisfaction of the following conditions, or to the waiver thereof by AIX in the manner contemplated by Section 6.4 before the Effective Date:

              5.1.1. Representations and Warranties of ITEQ True at Effective Date. The representations and warranties of ITEQ herein contained shall be, in all material respects, true as of and at the Effective Date with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this Agreement; ITEQ shall have performed and complied with all covenants required by this Agreement to be performed or complied, in all material respects, with by ITEQ before the Effective Date; and ITEQ shall have delivered to AIX a certificate, dated the Effective Date and signed by its chairman of the board or its president, and by its chief financial or accounting officer, and its secretary, to both such effects.

              5.1.2. No Material Litigation. No suit, action, or other proceeding shall be pending, or to ITEQ's knowledge, threatened, before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the merger contemplated hereby or which could reasonably be expected to have a Material Adverse Effect on ITEQ.

              5.1.3. Opinion of ITEQ Counsel. AIX shall have received a favorable opinion, dated as of the Effective Date, from Porter & Hedges, L.L.P., counsel for ITEQ, to the effect that (i) ITEQ has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware; (ii) all corporate proceedings required to be taken by or on the part of ITEQ to authorize the execution of this Agreement and the implementation of the merger contemplated hereby have been taken; (iii) the shares of ITEQ Common Stock which are to be delivered in accordance with this Agreement will, when issued, be validly issued, fully paid and nonassessable outstanding securities of ITEQ; (iv) this Agreement has been duly executed and delivered by ITEQ; (v) the Registration Statement on Form S-4 (which contains the Proxy Statement relating to the merger contemplated hereby) has become effective and no stop order has been issued by the Commission; and (vi) except as specified by such counsel (such exceptions to be acceptable to AIX) such counsel does not know of any material litigation, proceedings, or governmental investigation pending or threatened against or relating to ITEQ, any of its subsidiaries, or their respective properties or businesses in which it is sought to restrain, prohibit or otherwise affect the consummation of the transactions contemplated by this Agreement. Such opinion also shall cover such other matters incident to the transactions herein contemplated as AIX and its counsel may reasonably request. In rendering such opinion, such counsel may rely upon (i) certificates of public officials and of officers of ITEQ as to matters of fact and (ii) the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to AIX, as to matters other than federal or Texas law.

              5.1.4. Stockholder Approval. At the meeting of stockholders of AIX to be held before the Effective Date, the holders of the requisite majority of the outstanding shares of AIX Common Stock shall have approved the merger contemplated by this Agreement.

              5.1.5. Hart-Scott-Rodino, etc. All waiting periods required by HSR shall have expired with respect to the transactions contemplated by this Agreement, or early termination with respect thereto shall have been obtained without the imposition of any governmental request or order requiring the sale or disposition or holding separate (through a trust or otherwise) of particular assets or businesses of ITEQ, its affiliates or any component of AIX or other actions as a precondition to the expiration of any waiting period or the receipt of any necessary governmental approval or consent. In addition, any approvals required under any state or foreign laws comparable to HSR shall have been obtained.

              5.1.6. Registration; Listing of ITEQ Common Stock. On the Effective Date (i) the Proxy Statement shall have become effective under the Securities Act, and (ii) the shares of ITEQ Common Stock issuable at the Effective Date of this Agreement shall have become eligible for trading on the Nasdaq National Market.

              5.1.7. Consent of Certain Parties in Privity With ITEQ. The holders of any material indebtedness of ITEQ, the lessors of any material property leased by ITEQ, and the other parties to any other material agreements to which ITEQ is a party shall, when and to the extent necessary in the reasonable opinion of AIX, have consented to the merger contemplated hereby.

              5.1.8. Stock Options and Other Employee Benefit Plans of AIX. ITEQ shall have made effective provision (i) for the assumption at the Effective Date of all stock options outstanding under plans maintained by AIX and/or its subsidiaries, (ii) for the assumption, termination or discontinuation of all other AIX Plans, and (iii) except for benefits provided by AIX Plans assumed by ITEQ, make available to employees of AIX and its subsidiaries ("AIX Employees") participation following the Effective Date in the ITEQ Plans extended by ITEQ to similarly situated employees. If an AIX Plan that is terminated or discontinued by ITEQ is a group health plan, then ITEQ shall permit each AIX Employee participating in such group health plan and his or her eligible dependents (including, without limitation, all such AIX Employee's dependents covered by such group health plan as of the time such coverage ceases) to be covered under an ITEQ Plan that (i) provides medical and dental benefits to each such AIX Employee and such eligible dependents effective immediately upon the cessation of coverage of such individuals under such group health plan, (ii) credits such AIX Employee, for the year during which such coverage under such ITEQ Plan begins, with any deductibles and copayments already incurred during such year under such group health plan, and (iii) waives any preexisting condition restrictions to the extent necessary to provide immediate coverage. ITEQ and the ITEQ Plans shall recognize each AIX Employee's years of service and level of seniority with AIX and its subsidiaries for purposes of terms of employment and eligibility, vesting and benefit determination under the ITEQ Plans (other than benefit accruals under any defined benefit pension plan).

              5.1.9. Ancillary Matters. ITEQ shall have concluded the Refinancing, subject only to consummation of the merger contemplated by this Agreement, and AIX shall have received a favorable opinion from RPR for inclusion in the Proxy Statement as to the fairness, from a financial point of view, to the AIX stockholders of the Merger Consideration, which opinion shall not have been withdrawn at the Effective Date.

              5.1.10.Tax Opinion. AIX shall have received an opinion, dated as of the Effective Date, from Porter & Hedges, L.L.P., counsel for ITEQ, to the effect that (i) the merger of AIX into ITEQ as provided in this Agreement will constitute a reorganization within the meaning of
       Section 368(a)(1)(A) of the Code, and AIX and ITEQ will be parties to the reorganization; (ii) no gain or loss will be recognized to AIX or ITEQ upon such merger; (iii) no gain or loss will be recognized to any stockholder of AIX as a consequence of the merger, except to the extent of any cash received in lieu of fractional share interests; (iv) the aggregate tax basis of the ITEQ Common Stock received by an AIX stockholder as a result of the merger will be the same as the aggregate tax basis of the AIX Common Stock exchanged for such shares, reduced by basis allocable to fractional shares redeemed for cash;

       (v) the holding period of the ITEQ Common Stock received in exchange for AIX Common Stock pursuant to the merger will include the holding period of such AIX Common Stock; (vi) ITEQ's basis and holding period for all the assets of AIX acquired pursuant to the merger will be determined solely with respect to the basis and holding period of such assets in the hands AIX; and (vii) no gain or loss will be recognized to holders of AIX Options upon their exchange into options to purchase ITEQ Common Stock pursuant to the merger.

       5.2. Conditions Precedent to Obligations of ITEQ. The obligations of ITEQ to consummate and effect the merger hereunder shall be subject to the satisfaction of the following conditions, or to the waiver thereof by ITEQ in the manner contemplated by Section 6.4 before the Effective Date.

              5.2.1. Representations and Warranties of AIX True at Effective Date. The representations and warranties of AIX herein contained shall be, in all material respects, true as of and at the Effective Date with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this Agreement; AIX shall have performed and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, by it before the Effective Date; and AIX shall have delivered to ITEQ a certificate, dated the Effective Date and signed by its chairman of the board or its president, and by its chief financial or accounting officer, and by its secretary to both such effects.

              5.2.2. No Material Litigation. No suit, action, or other proceeding shall be pending, or to AIX's knowledge, threatened, before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the merger contemplated hereby or which could reasonably be expected to have a Material Adverse Effect on AIX.

              5.2.3. Opinion of AIX's Counsel. ITEQ shall have received a favorable opinion, dated the Effective Date, from Vinson & Elkins L.L.P., counsel to AIX to the effect that (i) AIX has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware; (ii) all outstanding shares of the AIX Common Stock have been validly issued and are fully paid and nonassessable; (iii) all corporate or other proceedings required to be taken by or on the part of AIX to authorize the execution of this Agreement and the implementation of the merger contemplated hereby have been taken; (iv) this Agreement has been duly executed and delivered by AIX; and (v) except as specified by such counsel (such exceptions to be acceptable to ITEQ) such counsel does not know of any material litigation, proceedings or governmental investigation, pending or threatened against or relating to AIX or its properties or businesses in which it is sought to restrain, prohibit or otherwise affect consummation of the transactions contemplated by this Agreement. Such opinion shall also cover such other matters incident to the transactions herein contemplated as ITEQ and its counsel may reasonably request. In rendering such opinion, such counsel may rely upon (i) certificates of public officials and of officers of AIX as to matters of fact and (ii) on the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to ITEQ, as to matters other than federal or Texas law.

              5.2.4. Stockholder Approval. At the meeting of stockholders of ITEQ to be held before the Effective Date, the holders of the requisite majority of the outstanding shares of ITEQ Common Stock shall have approved the merger contemplated by this Agreement.

              5.2.5. Hart-Scott-Rodino, etc. All waiting periods required by HSR shall have expired with respect to the transactions contemplated by this Agreement, or early termination with respect thereto shall have been obtained without the imposition of any governmental request or order requiring the sale or disposition or holding separate (through a trust or otherwise) of particular assets or businesses of ITEQ, its affiliates or any component of AIX or other actions as a precondition to the expiration of any waiting period or the receipt of any necessary governmental approval or consent. In addition, any approvals required under any state or foreign laws comparable to HSR shall have been obtained.

              5.2.6. Consent of Certain Parties in Privity with AIX. The holders of any material indebtedness of AIX, the lessors of any material property leased by AIX, and the other parties to any other material agreements to which AIX is a party shall, when and to the extent necessary in the reasonable opinion of ITEQ, have consented to the merger contemplated hereby.

              5.2.7. Ancillary Matters. ITEQ shall have concluded the Refinancing, subject only to consummation of the merger contemplated by this Agreement, and it shall have received a favorable opinion from Simmons for inclusion in the Proxy Statement as to the fairness, from a financial point of view, to ITEQ of the Merger Consideration, which opinion shall not have been withdrawn at the Effective Date.

                                   ARTICLE VI

                          TERMINATION AND ABANDONMENT

       6.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the merger contemplated hereby abandoned at any time (whether before or after the approval and adoption thereof by the stockholders of AIX or ITEQ) before the Effective
Date:

              6.1.1. By Mutual Consent.  By mutual consent of ITEQ and AIX.

              6.1.2. By ITEQ Because of Conditions Precedent. By ITEQ, if there has been a breach by AIX of any of its representations, warranties, covenants, or agreements set forth in this Agreement, or if any representation or warranty of AIX shall have become untrue, in either case which could reasonably be expected to have a Material Adverse Effect on AIX, and which AIX fails to cure within 15 business days after written notice thereof from ITEQ (except that no cure period shall be provided for any breach by AIX which by its nature cannot be cured).

              6.1.3. By ITEQ Because of Material Adverse Change. By ITEQ, if there has been since March 31, 1997, a Material Adverse Change with respect to AIX.

              6.1.4. By AIX Because of Conditions Precedent. By AIX, if there has been a breach by ITEQ of any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of ITEQ shall have become untrue, in either case which could reasonably be expected to have a Material Adverse Effect on ITEQ, and which ITEQ fails to cure within 15 business days after written notice thereof from AIX (except that no cure period shall be provided for any breach by ITEQ which by its nature cannot be cured).

              6.1.5. By AIX Due to a Superior AIX Transaction Proposal. By AIX if, before the Effective Date, AIX's board of directors shall have withdrawn or modified in a manner adverse to ITEQ its approval of this Agreement or the merger contemplated hereby under the terms, conditions and procedures set forth in Paragraph 4.3.6.2.

              6.1.6. By AIX Because of Material Adverse Change. By AIX, if there has been since March 31, 1997, a Material Adverse Change with respect to ITEQ.

              6.1.7. By ITEQ or AIX Because of Legal Proceedings. By either ITEQ or AIX if any suit, action, or other proceeding shall be pending or threatened by the federal or a state government before any court or governmental agency, in which it is sought to restrain, prohibit, or otherwise affect the consummation of the merger contemplated hereby.

              6.1.8. By ITEQ or AIX if Merger not Effective by November 30, 1997. By either ITEQ or AIX, if all conditions to consummation of the merger shall not have been satisfied or waived on or before November 30, 1997, other than as a result of a breach of this Agreement by the terminating party.

              6.1.9. By ITEQ or AIX if Merger Cannot be Accounted for as a Pooling. By ITEQ or AIX if the merger contemplated by this Agreement cannot for financial reporting purposes be accounted for as a "pooling of interests"; provided, however, this provisions shall not be available to a party which has engaged in any transaction after June 30, 1997, that either alone or in combination with actions previously taken disqualifies the merger from such accounting treatment.

       6.2. Termination by Board of Directors. An election of ITEQ to terminate this Agreement and abandon the merger as provided in Section 6.1 shall be exercised on behalf of ITEQ by its board of directors. An election of AIX to terminate this Agreement and abandon the merger as provided in Section 6.1 shall be exercised on behalf of AIX by its board of directors.

       6.3. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to and in accordance with the provisions of Section 6.1 hereof, this Agreement shall become void and have no effect, without any liability on the part of any party hereto (or its stockholders or controlling persons or directors or officers), except (i) the provisions of the confidentiality agreements dated July 23, 1997, between ITEQ and AIX shall survive such termination, and abandonment, (ii) the provisions of Paragraphs
4.3.6.1 and 4.3.6.2 shall survive such termination and abandonment and (iii) except as otherwise provided in Paragraph 4.3.6.2, neither party shall be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

       6.4. Waiver of Conditions. Subject to the requirements of any applicable law, any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, by action taken by its board of directors.

       6.5. Expense on Termination. If the merger contemplated hereby is abandoned pursuant to and in accordance with the provisions of Section 6.1 hereof, all expenses will be paid by the party incurring them.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

              7.1. Exchange of Options. Promptly after the Effective Date, ITEQ will notify in writing each holder of an AIX Option of the exchange of the AIX Option for an option to purchase ITEQ Common Stock in accordance with
Section 1.10 hereof.

       7.2.   Indemnity.

              7.2.1. Indemnification by ITEQ as to Proxy Statement. ITEQ agrees to indemnify and hold harmless AIX and its officers and directors and each person who controls AIX within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all losses, claims, damages, or liabilities, joint or several, to which any of them may become subject under the Securities Act, the Exchange Act or any other statute or common law, and to reimburse them for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, to the extent such losses, claims, damages, liabilities, or actions arise out of or are based upon (i) any false, misleading or untrue statement or alleged false, misleading or untrue statement of a material fact, insofar as it relates to ITEQ contained in the Proxy Statement in the form mailed to the stockholders of ITEQ or (ii) the omission or alleged omission to state in the Proxy Statement

       (including the Prospectus used in connection with the "issuance" of the Merger Consideration) a material fact required to be stated therein or necessary to make the statements therein not misleading, except for such statements or omissions made in reliance upon and in conformity with the information furnished to ITEQ in writing by AIX specifically for use in connection with the preparation of the Proxy Statement.

              7.2.2. Indemnification of Directors and Officers. ITEQ shall indemnify and hold harmless each present and former director and officer of AIX, determined as of the Effective Date, against any claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including without limitation attorneys' fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Date (including, without limitation, the merger, the preparation, filing and mailing of the Proxy Statement and the other transactions and actions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent that AIX would have been permitted, under applicable law, indemnification agreements existing on the date hereof, the Certificate of Incorporation or Bylaws of AIX in effect on the date hereof, to indemnify such person (and ITEQ shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

              7.2.3. Indemnification Procedure. Any indemnified party wishing to claim indemnification under this Section 7.2, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify ITEQ thereof, but the failure to so notify shall not relieve ITEQ of any liability or obligation it may have to such indemnified party except, and only to the extent, that such failure materially prejudices ITEQ. In the event of any such claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Date), ITEQ shall have the right to assume the defense thereof and ITEQ shall not be liable to such indemnified parties for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified parties in connection with the defense thereof, except that if ITEQ elects not to assume such defense, or counsel for the indemnified parties advises that there are bona fide issues that raise conflicts of interest between ITEQ and indemnified party, the indemnified parties may retain counsel satisfactory to them, and ITEQ shall pay all reasonable fees and expenses of such counsel for the indemnified party promptly as statements therefor are received. If such indemnity is not available with respect to any indemnified party, then ITEQ and the indemnified party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

              7.2.4. Benefits. The provisions of this Section 7.2 is intended to be for the benefit of, and shall be enforceable by, each of the indemnified parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be exclusive of any rights to which an indemnified party is entitled, whether pursuant to law, contract or otherwise.

       7.3.   Registration of Certain AIX Control Person Shares.

              7.3.1. Agreement to Register Resales. ITEQ agrees that promptly following the Effective Date, it will file with the Commission on Form S-3, a shelf registration statement pursuant to Rule 415 of the Securities Act (the "Registration Statement") covering the resale by each of the former stockholders of AIX who has complied with Paragraph
       7.4.1 ("Stockholders") of all the shares of ITEQ Common Stock received by them in the merger or receivable upon exercise of AIX Options (the "Stock"), and will use its best efforts to cause the same to be declared effective promptly by the Commission (and in any event, not later than 10 days following the publication by ITEQ of financial results containing at least 30 days of post-merger operations). ITEQ agrees to maintain such Registration Statement in effect for the maximum period allowable under the regulations promulgated by the Commission, and in any event to maintain the same (or, to the extent necessary, successive registration statements) through at least December 31, 2002. In any offering pursuant to this Paragraph, ITEQ will use its best efforts to effect any such registration and use its best efforts to effect such qualification and compliance as may be required and as would permit or facilitate the resale of such Stock, including, without limitation, registration under the Securities Act, appropriate qualifications under applicable blue-sky or other state securities laws, and appropriate compliance with any other governmental requirements.

              7.3.2. Procedures. Unless otherwise agreed between ITEQ and any Stockholder, the Registration Statement will cover resales of Stock in the open market by the Stockholders, among others. In no event shall the plan of distribution of Stock include the use of a contractual underwriter, nor shall ITEQ have any obligation to enter into an underwriting agreement with any investment banking firm participating as a broker in the execution of any such resales. ITEQ agrees that it will furnish to each Stockholder such number of prospectuses, prospectus supplements, or other documents incident to any registration, qualification or compliance referred to herein as the Stockholder from time to time may reasonably request.

              7.3.3. Registration Expenses. All expenses (except for commissions and any legal fees for Stockholder's counsel) of any registrations of Stock effected pursuant to this Agreement (including, but not limited to, the expenses of any qualifications under the blue-sky or other state securities laws and compliance with governmental requirements of preparing and filing any post-effective amendments or prospectus supplements required for the lawful distribution of the Stock to the public in connection with such registration) will be paid by ITEQ.

              7.3.4. Preparation; Reasonable Investigation. In connection with the preparation and filing of any registration statement under the Securities Act pursuant to this Agreement,

       ITEQ will give each Stockholder (and any single counsel designated by all Stockholders), the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of ITEQ with its officers and the independent public accountants who have certified its financial statements as shall be necessary to conduct a reasonable investigation within the meaning of the Securities Act.

              7.3.5. Rights Non-Transferable. The registration rights provided by this Section 7.3 are for the benefit solely of the Stockholders, are personal in nature, and shall not be available to any subsequent holder of Stock (other than subsequent holders who have become such by gift or other transfer by a Stockholder to an immediate family member of such Stockholder, by will or through operation of the laws of descent and distribution ("Heirs") and the Stockholders' and their Heirs' respective administrators, guardians, receivers, executors or other persons acting in a similar capacity).

              7.3.6. Indemnification by ITEQ. ITEQ agrees to indemnify and hold harmless each Stockholder and each person, if any, who controls a Stockholder, against any and all claims, demands, losses, costs, expenses, obligations, liabilities, joint or several, damages, recoveries and deficiencies, including interest, penalties and attorneys' fees (collectively, "Claims"), to which such Stockholder may become subject under the Securities Act or otherwise, insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and ITEQ will reimburse such Stockholder and each such controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Claim (or action or proceeding in respect thereof); provided that ITEQ shall not be liable in any such case to the extent that any such Claim (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, in reliance upon and in conformity with written information furnished to ITEQ through an instrument duly executed by such Stockholder specifically stating that it is for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Stockholder or any such controlling person and shall survive any transfer of Stock by a Stockholder.

              7.3.7. Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a Claim referred to in this Section 7.3, such indemnified party will, if a claim in respect thereof is to be made against

       ITEQ, give written notice to ITEQ, in the manner and to the address specified in Section 8.3 hereof, of the commencement of such action, provided that the failure of any indemnified party to give notice as provided herein shall not relieve ITEQ of its obligations under this
       Section 7.3, except and only to the extent that ITEQ is actually prejudiced by such failure to give notice. In case any such action is brought against ITEQ, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such Claim, ITEQ shall be entitled to participate in and to assume the defense thereof with counsel reasonably satisfactory to such indemnified party, and after notice from ITEQ to such indemnified party of its election so to assume the defense thereof, ITEQ shall not be liable to such indemnified party for any legal expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. ITEQ shall not, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such Claim.

              7.3.8. Undertaking to File Reports and Cooperate in Rule 144 Transactions. For as long as any of the Stockholders shall continue to hold any Stock, ITEQ will undertake, on a reasonable commercial basis, to timely file all annual, quarterly and other reports required to be filed by it under Section 13 or 15(d) of the Exchange Act, and the regulations of the Commission thereunder. In the event of any proposed sale of Stock by any of the Stockholders pursuant to Rule 144 under the Securities Act, ITEQ shall cooperate with such Stockholder so as to enable such sales to be made in accordance with applicable laws, rules and regulations, the requirements of ITEQ's transfer agents, and the reasonable requirements of any broker through which the sales are proposed to be executed. Without limiting the generality of the foregoing, ITEQ shall, upon request, furnish with respect to each such sale (i) a written statement certifying that ITEQ has filed all reports required to be filed by it under the Exchange Act for a period of at least one year preceding the date of the proposed sale, and, in addition, has filed the most recent annual report required to be filed by it thereunder; (ii) an opinion of ITEQ's counsel regarding such matters as ITEQ's transfer agents or such Stockholder's broker may reasonably desire to confirm; and (iii) upon surrender of a certificate or certificates for the same or a greater number of Stock, unlegended certificates representing Stock in such numbers and denominations as such Stockholder shall reasonably require for delivery pursuant to such resales.

              7.3.9. Beneficiaries. The provisions of this Section 7.3 are for the benefit of the Stockholders and ITEQ, and no other person shall acquire or have any rights under or by virtue of this Agreement except as set forth in Paragraph 7.3.5. As express third-party beneficiaries of this Section 7.3, any Stockholder may independently enforce the provisions hereof against ITEQ.

       7.4.   Affiliate Agreements.

              7.4.1. AIX Affiliates. To insure that the merger contemplated by this Agreement will be treated as a "pooling of interests" and to insure compliance with Rule 145 of the rules and regulations promulgated by the Commission and the Securities Act, each of AIX's directors, executive officers and beneficial owners of 5% or more of AIX's Common Stock has concurrently signed and delivered to ITEQ the AIX affiliate agreements in the form attached as [reference to omitted appendix].

              7.4.2. ITEQ Affiliates. To insure that the merger contemplated by this Agreement will be treated as a "pooling of interests," each of ITEQ's directors, executive officers and beneficial owners of 5% or more of ITEQ's Common Stock has concurrently signed and delivered to ITEQ the ITEQ affiliate agreements in the form attached as [reference to omitted appendix].

       7.5. Publication of Combined Results. ITEQ agrees to publicly release a report in the form of a quarterly earnings report, registration statement filed with the Commission, a report filed with the Commission on Form 10-K, 10-Q, or 8-K or any other public filing, statement or announcement which includes the combined financial results (including combined sales and net income) of ITEQ and AIX for a period of at least 30 days of combined operations of ITEQ and AIX following the Effective Date within 30 days after the end of the first full calendar month of combined operations.

                                  ARTICLE VIII

                                 MISCELLANEOUS

       8.1. Entirety. This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof, and all prior agreements between the parties with respect thereto are hereby superseded in their entirety.

       8.2. Counterparts. Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

       8.3. Notices and Waivers. Any notice or waiver to be given to any party hereto shall be in writing and shall be delivered by courier, sent by facsimile transmission or first class registered or certified mail, postage prepaid.

                                  IF TO ITEQ

 Addressed to:                                  With a copy to:

 ITEQ, Inc.                                     Porter & Hedges, L.L.P.
 2727 Allen Parkway, Suite 760                  700 Louisiana, 35th Floor
 Houston, Texas 77019                           Houston, Texas 77210-4744
 Attention: Lawrance W. McAfee                  Attention:  T. William Porter
 Facsimile:  (713) 522-1759                     Facsimile:  (713) 226-0235

                                  IF TO AIX

 Addressed to:                                  With a copy to:

 Astrotech International Corporation            Vinson & Elkins L.L.P.
 960 Penn Avenue, Suite 800                     1001 Fannin
 Pittsburgh, Pennsylvania 15222                 2300 First City Tower
 Attention: S. Kent Rockwell                    Houston, Texas 77002
 Facsimile: (412) 391-3347                      Attention: John S. Watson
                                                Facsimile: (713) 615-5236

       Any communication so addressed and mailed by first-class registered or certified mail, postage prepaid, shall be deemed to be received on the fifth business day after so mailed, and if delivered by courier or facsimile to such address, upon delivery during normal business hours on any business day.

       8.4. Termination of Representations, Warranties, etc. The respective representations and warranties contained in Articles II and III shall expire with, and be terminated and extinguished by, the merger pursuant to this Agreement at the time of the consummation thereof on the Effective Date. This
Section 8.4 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Date or after termination of this Agreement.

       8.5. Table of Contents and Captions. The table of contents and captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any article, section, or paragraph hereof.

       8.6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto and the employees of AIX shall be considered third-party beneficiaries of the covenants and agreements contained in Section 1.10 and
5.18 of this Agreement. As express third-party beneficiaries of Sections 1.10 and 5.18, the employees of AIX may independently enforce such provisions against ITEQ.

       8.7. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

       8.8. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas (except to the extent that the form and content of the Certificate of Merger and the consequences of the filing thereof shall be governed by the DGCL).

       8.9. Public Announcements. The parties agree that before the Effective Date that they shall consult with each other before the making of any public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby, and to obtain the prior approval of the other party as to the content of such announcement, which approval shall not be unreasonably withheld. However, the foregoing shall not apply to any announcement or written statement which, upon the written advice of counsel, is required by law to be made, except that the party required to make such announcement shall, whenever practicable, consult with and solicit prior approval from such other party concerning the timing and content of such legally required announcement or statement before it is made.

       8.10. Definitions. The following terms are defined in the indicated place:

                                                                Section or
       Term                                                     Paragraph
       ----                                                     ---------
       Agreement                                                Premises
       AIX Common Stock                                         Premises
       AIX Employee                                             5.1.8
       AIX Options                                              1.10
       AIX Option Plans                                         1.10
       AIX Plans                                                2.1.7.1
       AIX Reports                                              2.1.5
       AIX Transaction Proposals                                4.3.6.1
       Another AIX Transaction                                  4.3.6.2
       Applicable Environmental Laws                            2.1.14.3
       Break-Up Fee                                             4.3.6.2
       Claims                                                   7.3.6
       Code                                                     1.4.2
       Commission                                               1.10
       DGCL                                                     Premises
       DMG                                                      2.1.16
       Effective Date                                           1.3

       Encumbrance                                              2.1.4
       ERISA                                                    2.1.17
       Exchange Act                                             2.1.5
       Heirs                                                    7.3.5
       HSR                                                      2.1.18
       Intellectual Property                                    2.1.11
       Investment Company Act                                   2.1.21
       ITEQ Common Stock                                        Premises
       ITEQ Plans                                               3.1.16
       ITEQ Reports                                             3.1.5
       ITEQ Shares                                              1.9.2
       Material Adverse Effect                                  1.12
       Merger Consideration                                     1.9.2
       Merging Corporations                                     Premises
       OSHA                                                     2.1.15
       Proxy Statement                                          2.1.20
       RPR                                                      2.1.16
       Refinancing                                              4.4.13
       Registration Statement                                   7.3.1
       Restated Bylaws                                          1.6
       Restated Certificate of Incorporation                    1.4.1
       Securities Act                                           4.4.10
       Simmons                                                  2.1.16
       Stock                                                    7.3.1
       Stockholders                                             7.3.1
       Superior AIX Transaction Proposal                        4.3.6.1


                            [Signature Page Follows]

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in their respective corporate names by their respective duly authorized representatives, all as of the day and year first above written (but executed and delivered as of the 23rd of day of July, 1997).

       THE PARTIES TO THE MERGER CONTEMPLATED BY THIS AGREEMENT:



                                       ITEQ, INC.



                                       By:       /s/ Mark E. Johnson
                                          --------------------------------------
                                              Mark E. Johnson, Chairman of the
                                              Board and Chief Executive Officer


                                       ASTROTECH INTERNATIONAL CORPORATION



                                       By:       /s/ S. Kent Rockwell
                                          --------------------------------------
                                              S. Kent Rockwell, Chairman of the
                                              Board and Chief Executive Officer